AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FIRST COMMUNITY FINANCIAL PARTNERS, INC.,
INTERIM FIRST COMMUNITY BANK OF PLAINFIELD
AND
FIRST COMMUNITY BANK OF PLAINFIELD

Dated August 27, 2012

TABLE OF CONTENTS

ARTICLE I THE MERGER	1
1.1 The Merger	2
1.2 Effective Time	2
1.3 Conversion of Shares	2
1.4 Minority Bank Equity Awards	3
1.5 Cancellation of Minority Bank Shares	3
1.6 Dissenting Shares	3
1.7 Recapitalization	4
1.8 Tax Treatment	4
1.9 Closing	4
ARTICLE II CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER	4
2.1 Per Share Merger Consideration	4
2.2 No Fractional Shares	4
2.3 Exchange of Certificates	4
ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE MINORITY BANK	6
3.1 Organization	6
3.2 Organizational Documents; Minutes and Stock Records	6
3.3 Capitalization	6
3.4 Authorization; No Violation	7
3.5 Consents and Approvals	7
3.6 Financial Statements	7
3.7 No Undisclosed Liabilities	7
3.8 Loans; Loan Loss Reserves	8
3.9 Properties and Assets	9
3.10 Material Contracts	10
3.11 No Defaults	11
3.12 Conflict of Interest Transactions	11
3.13 Investments	11
3.14 Compliance with Laws; Legal Proceedings	12
3.15 Insurance	12
3.16 Taxes	13
3.17 Environmental Laws and Regulations	15
3.18 Community Reinvestment Act Compliance	16
3.19 Minority Bank Regulatory Reports	16
3.20 Employee Benefit Plans	16
3.21 Technology and Intellectual Property	18
3.22 No Adverse Change	19

i

3.23 Conduct of Business in Normal Course	20
3.24 Change in Business Relationships	20
3.25 Brokers’ and Finders’ Fees	19
3.26 Opinion of Financial Advisor	20
3.27 Section 280G Payments	20
ARTICLE IV REPRESENTATIONS AND WARRANTIES CONCERNING FIRST COMMUNITY AND THE WHOLLY OWNED BANK	20
4.1 Organization	20
4.2 Organizational Documents; Minutes and Stock Records	21
4.3 Capitalization	21
4.4 Authorization; No Violations	22
4.5 Consents and Approvals	22
4.6 Financial Statements	22
4.7 No Undisclosed Liabilities	23
4.8 Loans; Loan Loss Reserves	23
4.9 Properties and Assets.	23
4.10 Material Contracts	24
4.11 No Defaults	26
4.12 Conflict of Interest Transactions	26
4.13 Compliance with Laws; Legal Proceedings	26
4.14 Taxes	27
4.15 Environmental Laws and Regulations	29
4.16 Community Reinvestment Act Compliance	30
4.17 First Community and the Wholly Owned Bank Regulatory Reports	30
4.18 Employee Benefit Plans	30
4.19 Technology and Intellectual Property	32
4.20 Insurance	33
4.21 No Adverse Change	33
4.22 Conduct of Business in Normal Course	33
4.23 Change in Business Relationships	33
4.24 Brokers’ and Finders’ Fees	34
4.25 [Intentionally omitted]	34
4.26 Section 280G Payments	34
ARTICLE V AGREEMENTS AND COVENANTS	34
5.1 Conduct of Business	34
5.2 Access to Information	38
5.3 Meeting of Stockholders of the Minority Bank	38
5.4 Registration Statement and Regulatory Filings	38
5.5 Reasonable and Diligent Efforts	39

5.6 Business Relations and Publicity	39
5.7 No Conduct Inconsistent with this Agreement	40
5.8 Loans; Loan Charge-Off; Pre-Closing Loan Review	40
5.9 Untrue Representations and Warranties	41
5.10 Interim Financial Statements	41
5.11 Dissent Process	41
5.12 Section 368(a) Reorganization	41
5.13 Minority Bank Options	42
5.14 Transfer of Data	42
5.15 Director and Officer Indemnification and Liability Coverage	42
5.16 Further Assurances	42
ARTICLE VI EMPLOYEE BENEFIT MATTERS	43
6.1 Benefit Plans	43
6.2 No Rights or Remedies	43
ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF FIRST COMMUNITY AND THE WHOLLY OWNED BANK	43
7.1 Representations and Warranties; Performance of Agreements	43
7.2 Closing Certificate	43
7.3 Regulatory and Other Approvals	43
7.4 Approval of Merger and Delivery of Agreement	43
7.5 Effectiveness of the Registration Statement	44
7.6 No Litigation	44
7.7 Employment Agreement	44
7.8 Opinion of Counsel	44
7.9 No Adverse Changes	44
7.10 Consents	44
7.11 Offering	44
7.12 Minimum Net Worth	44
7.13 Simultaneous Merger Transactions	45
7.14 Other Documents	45
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE MINORITY BANK	44
8.1 Representations and Warranties; Performance of Agreements	45
8.2 Closing Certificates	45
8.3 Regulatory and Other Approvals	45
8.4 Approval of Merger and Delivery of Agreement	45
8.5 Effectiveness of the Registration Statement	45
8.6 No Litigation	46

8.7 Opinions of Counsel	46
8.8 No Adverse Changes	46
8.9 Offering	46
8.10 Minimum Net Worth	46
8.11 Simultaneous Merger Transactions	47
8.12 Other Documents	47
ARTICLE IX NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	47
9.1 Non-Survival	47
ARTICLE X TRANSITIONAL MATTERS	47
10.1 Notification to Customers and Transitional Matters	47
ARTICLE XI GENERAL	48
11.1 Expenses	48
11.2 Termination	48
11.3 Confidential Information	49
11.4 Non-Assignment	49
11.5 Notices	50
11.6 Counterparts	50
11.7 Knowledge	50
11.8 Interpretation	50
11.9 Entire Agreement	50
11.10 Governing Law	50
11.11 Severability	50

DEFINED TERMS

2012 Equity Incentive Plan	3
Acquisition Proposal	40
Agreement	1
Bank	1
CERCLA	16
Closing	4
Closing Date	4
Code	1
Commission	7
Confidentiality Agreement	38
Conversion Fund	5
CRA	16
Dissenting Shares	3
Effective Time	2
Employees	43
Encumbrances	9
Environmental Laws	15
ERISA Affiliate	17
ERISA Plans	16
Exchange Agent	4
FDIC	7
First Community	1
First Community Benefit Plans	30
First Community Common Stock	4
First Community Financial Statements	22
First Community Intellectual Property	32
First Community Interim Balance Sheet	22
First Community Interim Financial Statements	22
First Community IT Assets	32
First Community Material Contracts	24
First Community Options	21
First Community Permitted Encumbrances	24
First Community Regulatory Reports	30
First Community Stock Certificates	4
GAAP	8
Governmental Authority	7
Hazardous Substance	16
IDFPR	7
Illinois Banking Act	1
Illinois BCA	22
Indemnified Persons	42
Insurance Amount	42
Interim Bank	1

v

Investment Securities	11
IRS	13
knowledge	50
Licenses	12
Loans	8
Material Adverse Effect	19
Merger	1
Merger Application	7
Minority Bank	1
Minority Bank Benefit Plans	17
Minority Bank Board	7
Minority Bank Closing Balance Sheet	44
Minority Bank Common Stock	2
Minority Bank Financial Statements	7
Minority Bank Intellectual Property	18
Minority Bank Interim Balance Sheet	7
Minority Bank Interim Financial Statements	7
Minority Bank IT Assets	19
Minority Bank Material Contracts	10
Minority Bank Minimum Net Worth	44
Minority Bank Options	3
Minority Bank Permitted Encumbrances	9
Minority Bank Preferred Stock	2
Minority Bank Regulatory Reports	16
Minority Bank RSUs	3
Minority Bank Stock Certificates	5
Minority Bank Stock Incentive Plan	3
Ordinary Course of Business	8
Other Merger Agreements	41
Parties	1
Party	1
Per Share Merger Consideration	4
Person	50
Proxy Statement/Prospectus	7
Registration Statement	38
Replacement RSU Awards	3
Review Committee	38
Securities Act	7
Stockholders Meeting	38
Surviving Bank	1
Tax	13
Tax Returns	13
Taxes	13
Wholly Owned Bank	20
Wholly Owned Bank Closing Balance Sheet	46
Wholly Owned Bank Minimum Net Worth	46

EXHIBITS

Exhibit A	List of Directors of the Surviving Bank and First Community
Exhibit B	List of Officers of the Surviving Bank and First Community
Exhibit C	Financial Statements
Exhibit D	Form of Stock Option Cancellation and Replacement Award Agreement
Exhibit E	Form of Employment Agreement
Exhibit F	Form of Opinion of Minority Bank Counsel
Exhibit G	Form of Opinion of First Community Counsel

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 27th day of August, 2012, by and between FIRST COMMUNITY FINANCIAL PARTNERS, INC., an Illinois corporation (“First Community”), INTERIM FIRST COMMUNITY BANK OF PLAINFIELD, an interim Illinois state bank to be organized by First Community located at 2801 Black Road, Joliet, Illinois 60435 (“Interim Bank”), and FIRST COMMUNITY BANK OF PLAINFIELD, an Illinois state bank located at 14150 U.S. 30, Plainfield, Illinois 60544 (the “Minority Bank”, and together with the Interim Bank, the “Banks” and individually, a “Bank”). First Community, Interim Bank and Minority Bank are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS
WHEREAS, the boards of directors of First Community and Minority Bank have approved and declared it advisable and in the best interest of the Parties and their respective shareholders to effect a reorganization, whereby First Community will organize the Interim Bank pursuant to Section 13.5 of the Illinois Banking Act (the “Illinois Banking Act”) and the Interim Bank will merge with and into the Minority Bank, in the manner and on the terms and subject to the conditions set forth in Article I below (the “Merger”), as a result of which the Surviving Bank (as defined below) will become a wholly owned subsidiary of First Community.
WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger.
(a)    At the Effective Time, as defined in Section 1.2, in accordance with this Agreement and the Illinois Banking Act, the Interim Bank shall be merged with and into the Minority Bank, and the Minority Bank shall continue as the bank surviving the Merger (sometimes referred to herein as the “Surviving Bank”). The Surviving Bank will be named “First Community Bank of Plainfield” and will be located at 14150 U.S. 30, Plainfield, Illinois 60544.
(b)    The amount of capital stock of the Surviving Bank shall be $1,500,000 divided into 1,500,000 shares of common stock, par value $1.00 per share.
(c)    From and after the Effective Time, the charter of the Minority Bank shall be the charter of the Surviving Bank, until amended in accordance with applicable law.

(d)    From and after the Effective Time, the by-laws of the Minority Bank shall be the by-laws of the Surviving Bank, until amended in accordance with applicable law.
(e)    From and after the Effective Time, until changed in accordance with the charter and by-laws of the Surviving Bank, the directors of the Surviving Bank shall be as set forth on Exhibit A. The directors of the Surviving Bank shall hold office in accordance with the charter and by-laws of the Surviving Bank. From and after the Effective Time, the board of directors of First Community shall take such actions as permitted by the articles of incorporation and by-laws of First Community to cause the directors of First Community to be as set forth on Exhibit A, each such director holding office until changed in accordance with the articles of incorporation and by-laws of First Community.
(f)    From and after the Effective Time, until changed in accordance with the charter and by-laws of the Surviving Bank and the articles of incorporation and by-laws of First Community, as applicable, the officers of the Surviving Bank and First Community, as applicable, shall be as set forth on Exhibit B. Such officers shall hold their respective offices until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Bank’s charter and by-laws or First Community’s articles of incorporation and by-laws, as applicable.
(g)    Financial statements showing the assets and liabilities of the resulting bank of the Merger and the effectiveness of the other mergers described in Section 7.13 and Section 8.11 (the satisfaction, or the capability of satisfaction at closing, as applicable, of the conditions of each such merger being conditions to the Closing) are attached hereto as Exhibit C. Assuming the consummation of the Merger and the mergers described in Section 7.13 and Section 8.11, as of June 30, 2012, the Tier 1 Capital of such resulting bank following the effectiveness of all such mergers would be approximately $87,567,000.
1.2    Effective Time. Upon receipt of Merger approval letters from the FDIC and IDFPR, a letter notifying the FDIC and IDFPR of the consummation date for the Merger shall be sent to the FDIC and IDFPR, respectively, and the Merger shall become effective at the time specified in such notification letter (the “Effective Time”).
1.3    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the stockholders of the Minority Bank, (a) each share of common stock of the Minority Bank, par value $1.00 per share (“Minority Bank Common Stock”), and (b) each share of preferred stock of the Minority Bank, par value $1.00 per share (“Minority Bank Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time (other than shares of Minority Bank Common Stock or Minority Bank Preferred Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares to the extent provided in Section 1.6), shall be converted into the right to receive the Per Share Merger Consideration, as defined in and pursuant to Article II. At the Effective Time, each share of Minority Bank Common Stock and Minority Bank Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares canceled pursuant to Section 1.5 and Dissenting Shares) shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 2.3, the Per Share Merger Consideration, payable in the manner provided in Article II, and cash in lieu of any fractional shares of First Community Common Stock issuable in connection therewith. The holders of such certificates previously evidencing such shares of Minority Bank Common Stock or Minority Bank Preferred Stock outstanding immediately prior to the Effective

Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.
1.4    Minority Bank Equity Awards.
(a)    Stock Options. The stock options listed on Schedule 1.4(a) under the First Community Bank of Plainfield 2008 Stock Incentive Plan (the “Minority Bank Stock Incentive Plan”), which represent all outstanding stock options under the Minority Bank Stock Incentive Plan as of the time immediately prior to the Effective Time (the “Minority Bank Options”), shall terminate in their entirety and be replaced with restricted stock unit awards (the “Replacement RSU Awards”) under the First Community Financial Partners, Inc. 2008 Equity Incentive Plan, as of and contingent upon the occurrence of the Effective Time, in each case pursuant to a stock option cancellation and replacement award agreement by and among First Community, the Minority Bank, and the respective optionee, substantially in the form set forth hereto as Exhibit D. The number of restricted stock units granted pursuant to the Replacement RSU Awards shall be determined pursuant to the formula set forth on Schedule 1.4(a).
(b)    Restricted Stock Units. The restricted stock units (the “Minority Bank RSUs”) listed on Schedule 1.4(b) under the First Community Bank of Plainfield 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”), which represent all outstanding restricted stock units under the 2012 Equity Incentive Plan as of the time immediately prior to the Effective Time, shall first become fully vested and then cancelled in their entirety immediately prior to and contingent upon the occurrence of the Effective Time, and each affected participant under the 2012 Equity Incentive Plan shall receive from the Minority Bank a lump sum cash payment at Closing in lieu of the shares of Minority Bank Common Stock that would have been delivered to the participant pursuant to such vesting. The amount of the lump sum cash payment provided pursuant to the immediately preceding sentence shall be determined pursuant to the formula set forth on Schedule 1.4(b).
(c)    Termination of Minority Bank Equity Plans. The Minority Bank Stock Incentive Plan and the 2012 Equity Incentive Plan shall be terminated as of and contingent upon the occurrence of the Effective Time.
1.5    Cancellation of Minority Bank Shares. At the Effective Time, each share of Minority Bank Common Stock or Minority Bank Preferred Stock held as treasury stock or otherwise held by First Community or the Minority Bank (other than in a fiduciary capacity) immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no Per Share Merger Consideration shall be exchanged therefor.
1.6    Dissenting Shares. Any holder of Minority Bank Common Stock or Minority Bank Preferred Stock otherwise entitled to receive the Per Share Merger Consideration in exchange for each of his or her shares of Minority Bank Common Stock or Minority Bank Preferred Stock shall be entitled to demand payment in cash of the fair value for his or her shares of Minority Bank Common Stock or Minority Bank Preferred Stock as specified in Section 29 of the Illinois Banking Act if the holder fully complies with the requirements specified therein (such shares hereinafter referred to as “Dissenting Shares”). No holder of Dissenting Shares shall, after the Effective Time, be entitled to receive any shares of First Community Common Stock pursuant to this Agreement, or be entitled to vote for any purpose or receive any dividends or other distributions with respect to such First Community Common Stock; provided, however, that shares of Minority Bank Common Stock or Minority Bank Preferred Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply with the requirements of the Illinois Banking Act, or otherwise fails to establish the right of such shareholder to receive payment in cash of the fair value of such shareholder’s shares under the Illinois Banking Act shall be deemed to be converted into the right to receive the Per Share Merger Consideration in exchange for each such share, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 2.3.
1.7    Recapitalization. In the event that First Community changes (or establishes a record date for changing) the number of shares of First Community Common Stock issued and outstanding as a result of a stock dividend, stock split, recapitalization, reclassification, combination or similar transaction with respect to the outstanding shares of First Community Common Stock and the record date therefor shall be after the date of this Agreement and prior to the Effective Time, then the conversion provisions described in Article II shall be appropriately and proportionately adjusted.
1.8    Tax Treatment. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code.
1.9    Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth business day following the date on which all of the conditions set forth in Articles VII and VIII of this Agreement have been satisfied, or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 South Wacker, Suite 6600, Chicago, Illinois, or at such other place and time upon which the Parties may agree.
ARTICLE II
CONVERSION AND EXCHANGE OF CERTIFICATES IN MERGER
2.1    Per Share Merger Consideration. Each share of Minority Bank Common Stock or Minority Bank Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Minority Bank Common Stock or Minority Bank Preferred Stock to be cancelled pursuant to Section 1.5 and Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, subject to the provisions of this Article II. “Per Share Merger Consideration” for the Minority Bank Common Stock shall be fixed at 2.30 shares of common stock, par value $1.00 per share, of First Community (the “First Community Common Stock”), and for the Minority Bank Preferred Stock shall be fixed at 305.9 shares of First Community Common Stock.
2.2    No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of First Community Common Stock shall be issued as consideration in the Merger. Each holder of shares of Minority Bank Common Stock or Minority Bank Preferred Stock who would otherwise be entitled to receive a fractional part of a share of First Community Common Stock pursuant to this Article II shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying such fractional part of a share of First Community Common Stock by the most recent closing price for First Community Common Stock reported on the OTC Bulletin Board at the close of business on the business day preceding the Closing Date.
2.3    Exchange of Certificates.

(a)    At or prior to the Effective Time, First Community shall (i) authorize the issuance of and shall make available to a bank or trust company reasonably acceptable to First Community and the Minority Bank to act as exchange agent hereunder (the “Exchange Agent”), for the benefit of the holders of Minority Bank Stock Certificates for exchange in accordance with this Article II, certificates for shares of First Community Common Stock (the “First Community Stock Certificates”) to be issued pursuant to Section 2.1, to the extent First Community Common Stock is to be issued in non-book entry form, and (ii) shall deposit with the Escrow Agent sufficient cash for payment of cash in lieu of any fractional shares of First Community Common Stock in accordance with Section 2.2. Such First Community Stock Certificates and cash are referred to in this Article II as the “Conversion Fund.” First Community shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)    Within ten business days after the Closing Date, First Community shall cause the Exchange Agent to mail to each holder of record of one or more certificates for shares of Minority Bank Common Stock or Minority Bank Preferred Stock (the “Minority Bank Stock Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Minority Bank Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Minority Bank Stock Certificates pursuant to this Agreement.
(c)    Upon proper surrender of a Minority Bank Stock Certificate for exchange to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Minority Bank Stock Certificate shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration deliverable in respect of the shares of Minority Bank Common Stock or Minority Bank Preferred Stock represented by such Minority Bank Stock Certificate, and such Minority Bank Stock Certificate shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Minority Bank Stock Certificate.
(d)    If any First Community Stock Certificate is to be issued in a name other than that in which the Minority Bank Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Minority Bank Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a First Community Stock Certificate in any name other than that of the registered holder of the Minority Bank Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(e)    After the Effective Time, there shall be no transfers on the stock transfer books of the Minority Bank of the shares of Minority Bank Common Stock or Minority Bank Preferred Stock that were issued and outstanding immediately prior to the Effective Time.
(f)    Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Minority Bank for twelve months after the Effective Time shall be paid to First Community, or its successors in interest. Any stockholders of the Minority Bank who have not theretofore complied with this Article II shall thereafter look only to First Community, or its successors in interest, for the issuance of certificates representing shares of First Community Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on First Community Common Stock deliverable in respect of each share of Minority Bank Common Stock or

Minority Bank Preferred Stock such stockholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Community, the Exchange Agent or any other person shall be liable to any former holder of shares of Minority Bank Common Stock, Minority Bank Preferred Stock or outstanding Minority Bank equity awards, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)    In the event any Minority Bank Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Minority Bank Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Bank, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Minority Bank Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Minority Bank Stock Certificate, and in accordance with Article II, the Per Share Merger Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement.
(h)    No dividends or other distributions declared with respect to First Community Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Minority Bank Stock Certificate until the holder thereof shall surrender such Minority Bank Stock Certificate in accordance with this Article II. Promptly after the surrender of a Minority Bank Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of First Community Common Stock or Minority Bank Preferred Stock represented by such Minority Bank Stock Certificate. No holder of an unsurrendered Minority Bank Stock Certificate shall be entitled, until the surrender of such Minority Bank Stock Certificate, to vote the shares of First Community Common Stock into which Minority Bank Common Stock or Minority Bank Preferred Stock shall have been converted.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE MINORITY BANK
The Minority Bank hereby represents and warrants to First Community and the Interim Bank as of the date hereof and as of the Closing Date, as follows:
3.1    Organization. The Minority Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted. Except as set forth on Schedule 3.1, the Bank does not own, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.
3.2    Organizational Documents; Minutes and Stock Records. The Minority Bank has furnished First Community with copies of the charter and by-laws of the Minority Bank, in each case as amended to the date hereof, and with such other documents as requested by First Community relating to the authority of the Minority Bank to conduct its business. All such documents are complete and correct. The stock registers and minute books of the Minority Bank are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the board of directors of the Minority Bank and all transactions in such entity’s capital stock occurring since the initial organization of the Bank.
3.3    Capitalization. The authorized capital stock of the Minority Bank consists of 2,773,625 shares of common stock, par value $1.00 per share, of which 1,500,000 are issued and outstanding, and 4,125 of preferred stock authorized, $1.00 par value, of which 4,125 shares are issued and outstanding, each as of the date of this Agreement, and the beneficial and record holders of which are set forth on Schedule 3.3. The issued and outstanding shares of capital stock of the Minority Bank have been duly and validly authorized and issued and are fully paid and nonassessable. The Minority Bank has issued and has outstanding Minority Bank Options for the purchase of 158,850 shares of Minority Bank Common Stock and 55,700 outstanding Minority Bank RSUs under the 2012 Equity Incentive Plan, the beneficial and record holders of which are set forth on Schedule 3.3. The Minority Bank Options and the Minority Bank RSUs have been duly authorized by all necessary corporate action (including stockholder approval if necessary), have been validly executed, issued and delivered by the Minority Bank, constitute the legal, valid and binding obligations of the Minority Bank, and are enforceable as to the Minority Bank in accordance with their terms. To the extent Minority Bank Options are exercised prior to their termination pursuant to Section 1.4, the shares of Minority Bank Common Stock to be issued upon such exercise of the Minority Bank Options are validly authorized and, upon such exercise of the Minority Bank Options in accordance with their terms, will be validly issued, fully paid, and nonassessable. The Minority Bank Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under the Minority Bank’s charter. Except for the Minority Bank Options and the Minority Bank RSUs, there are no warrants, agreements, contracts, or other rights in existence to purchase or acquire from the Minority Bank any shares of capital stock of the Minority Bank, whether now or hereafter authorized or issued.
3.4    Authorization; No Violation. The execution and delivery of this Agreement and the performance of the Minority Bank’s obligations hereunder have been duly and validly authorized by the board of directors of the Minority Bank (the “Minority Bank Board”), and do not violate or conflict with the Minority Bank’s charter, by-laws, the Illinois Banking Act, or any applicable law, court order or decree to which the Minority Bank is a party or subject, or by which the Minority Bank or its properties are bound, subject to the approval of this Agreement and the Merger by the stockholders of the Minority Bank. Except as set forth on Schedule 3.4, the execution and delivery of this Agreement and the performance of the Minority Bank’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which the Minority Bank or its properties are bound. This Agreement, when executed and delivered, and subject to the regulatory approvals described in Section 3.5, will be a valid, binding and enforceable obligation of the Minority Bank, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.
3.5    Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Minority Bank of this Agreement and the consummation by the Minority Bank of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 3.5, (b) the filing by First Community and the Interim Bank of an application with the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”) (the “Merger Application”), (c) the filing with the Securities and Exchange Commission (the “Commission”) of a proxy statement in definitive form and a registration statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), relating to the meeting of the Minority Bank’s stockholders to be held in connection with this Agreement and the Merger and the registration of the shares of First Community Common Stock (the “Proxy Statement/Prospectus”), and (d) the approval of this Agreement and the Merger by the requisite vote of the stockholders of the Minority Bank.
3.6    Financial Statements. Schedule 3.6 sets forth true and complete copies of the following financial statements (collectively, the “Minority Bank Financial Statements”): (a) the audited balance sheets of the Minority Bank as of December 31, 2011, 2010 and 2009 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended, and (b) the unaudited interim balance sheet of the Minority Bank as of June 30, 2012 (the “Minority Bank Interim Balance Sheet”) and the related statement of income for the six-month period then ended (together with the Minority Bank Interim Balance Sheet, the “Minority Bank Interim Financial Statements”). The Minority Bank Financial Statements are complete and correct and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Minority Bank Financial Statements presents fairly the financial position of the Minority Bank as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Minority Bank Financial Statements presents fairly the results of operations and cash flow, respectively, of the Minority Bank for the period set forth therein; provided, however, that the Minority Bank Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited Minority Bank Financial Statements has been certified by the Minority Bank’s independent auditor, who has expressed an unqualified opinion on such Minority Bank Financial Statements, and each of the Minority Bank Interim Financial Statements has been certified by the Minority Bank’s chief executive officer and principal accounting officer. The books, records and accounts of each of the Minority Bank accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Minority Bank.
3.7    No Undisclosed Liabilities. The Minority Bank has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Minority Bank Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for Minority Bank breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of a Person consistent with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by such Person’s board of directors is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Minority Bank shall not be deemed to be incurred in the Ordinary Course of Business. Notwithstanding the foregoing, the making or renewal of loans or other credit arrangements to directors or executive officers of the Minority Bank made in accordance with all regulatory requirements and that are consistent with the Minority Bank’s past practice and custom shall be deemed to have been made in the Ordinary Course of Business.
3.8    Loans; Loan Loss Reserves.

(a)    Each outstanding loan, loan agreement, note, lease or other borrowing agreement, any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Minority Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of the Minority Bank, oral) to the Minority Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. The Minority Bank has not entered into any loan repurchase agreements.
(b)    The reserves for loan and lease losses shown on each of the balance sheets contained in the Minority Bank Financial Statements are adequate in the judgment of management and consistent with the standards of the FDIC and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Minority Bank as of June 30, 2012 in excess of such reserves as shown on the Minority Bank Interim Balance Sheet are, to the knowledge of the Minority Bank, collectible in accordance with their terms.
(c)    Schedule 3.8(c) sets forth for the Minority Bank a list of all Loans in the amount over $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000) that have been approved by the Minority Bank and are pending funding.
3.9    Properties and Assets.
(a)    Real Property. Attached as Schedule 3.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by the Minority Bank or in which the Minority Bank has an interest (other than as a mortgagee). Except as set forth on Schedule 3.9(a), no real property or improvements are carried on the Minority Bank’s books and records as Other Real Estate Owned. The Minority Bank owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its business as such business is presently conducted. Except as otherwise set forth on Schedule 3.9(a), the ownership or leasehold interest of the Minority Bank in such real property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Minority Bank Permitted Encumbrances. As used in this Agreement, “Minority Bank Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Minority Bank is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Minority Bank Interim Balance Sheet, (iv) minor defects in title to real property that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Minority Bank Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by the Minority Bank have been obtained and are in full force and effect.
(b)    Personal Property. Attached as Schedule 3.9(b) is a Schedule of tangible personal property, which sets forth a complete and correct description of all tangible personal property owned by the Minority Bank or used by the Minority Bank in the conduct of its business that is reflected as a capital asset in the Minority Bank Interim Balance Sheet. Except as otherwise set forth on Schedule 3.9(b), (i) the Minority Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, and (iii) all such property is in good working condition, normal wear and tear excepted.
(c)    Assets. The assets reflected on the Minority Bank Interim Balance Sheet or identified in this Agreement or on the schedules provided for herein include all of the material assets (i) owned by the Minority Bank, except for those assets subsequently disposed of or purchased by the Minority Bank for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by the Minority Bank in the conduct of their respective businesses.
3.10    Material Contracts. Attached as Schedule 3.10 is a Schedule of Minority Bank Material Contracts, true and complete copies of which have been previously made available to First Community upon request. “Minority Bank Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which the Minority Bank is obligated on the date hereof, including the following:
(a)    all consulting arrangements, and contracts for professional, advisory, and other similar services, including contracts under which the Minority Bank performs such services for others;
(b)    all leases of real estate and personal property;
(c)    all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;
(d)    all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Minority Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Minority Bank, including all Benefit Plans as defined in Section 3.20;
(e)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Minority Bank;
(f)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;
(g)    all union and other labor contracts;
(h)    all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Minority Bank, any “affiliates” of the Minority Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Minority Bank Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;
(i)    excluding certificates of deposit and other deposit agreements entered into by the Minority Bank and its customers, any contract involving total future payments by the Minority Bank of more than $50,000 or which requires performance by the Minority Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Minority Bank without penalty within 30 days after the date of this Agreement;
(j)    except for provisions of the charter and by-laws of the Minority Bank, all contracts under which the Minority Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);
(k)    all joint venture or marketing agreements with any other person or entity; and
(l)    all other material contracts, made other than in the Ordinary Course of Business of the Minority Bank, to which the Minority Bank is a party or under which the Minority Bank is obligated.
3.11    No Defaults. The Minority Bank has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Minority Bank under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Minority Bank. To the knowledge of the Minority Bank, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Minority Bank to enforce any of its rights under such Material Contract.
3.12    Conflict of Interest Transactions. Except as set forth on Schedule 3.12, no principal officer or director of the Minority Bank, or holder of 10% or more of the Minority Bank Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, the Minority Bank (other than ownership interests in First Community and any of its affiliates or the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by the Minority Bank in the conduct of its business; (b) has any financial, business or contractual relationship or arrangement with the Minority Bank, excluding any agreements and commitments entered into in respect of the Minority Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Minority Bank.
3.13    Investments.
(a)    Set forth on Schedule 3.13(a) is a complete and correct list and description as of the date set forth on Schedule 3.13(a), of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Minority Bank, other than in a fiduciary or agency capacity (the “Investment Securities”). The Minority Bank has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Minority Bank Permitted Encumbrances, and except to the extent such Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Minority Bank. The Investment Securities are valued on the books of the Minority Bank in accordance with GAAP.
(b)    Except as set forth on Schedule 3.13(b), and as may be imposed by applicable securities laws and the documents and instruments governing the terms of such securities, none of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Minority Bank freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Minority Bank is a party, the Minority Bank has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)    The Minority Bank has not sold or otherwise disposed of any Investment Securities in a transaction in which the acquiror of such Investment Securities or other person has the right, either conditionally or absolutely, to require the Minority Bank to repurchase or otherwise reacquire any such Investment Securities.
(d)    There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Minority Bank is bound.
3.14    Compliance with Laws; Legal Proceedings.
(a)    The Minority Bank is in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Minority Bank or the assets owned, used, occupied or managed by either of them, except for matters concerning such compliance that would not have a Material Adverse Effect on the Minority Bank.
(b)    The Minority Bank holds all material licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities (collectively, “Licenses”) necessary for the conduct of its business and the ownership of its assets, all Licenses are in full force and effect, and the Minority Bank has received no notice (whether written or, to the knowledge of the Minority Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

(c)    Except as set forth on Schedule 3.14(c), there are no claims, actions, suits or proceedings pending or, to the knowledge of the Minority Bank, threatened against or affecting the Minority Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Minority Bank from taking any action of any kind in connection with the business of the Minority Bank. Except as set forth on Schedule 3.14(c), the Minority Bank has not received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of the Minority Bank, oral) of enforcement actions, and the Minority Bank has no reasonable basis for believing that any such enforcement action not otherwise disclosed herein is contemplated, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority.
3.15    Insurance. Attached as Schedule 3.15 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which the Minority Bank is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Minority Bank, or which is owned or carried by the Minority Bank. The Minority Bank has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 3.15. The Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.
3.16    Taxes.
(a)    Definitions. For the purposes of this Agreement:
(i)    The term “Tax” or, collectively, “Taxes” shall mean (1) any and all U.S. federal, state, local and non-U.S. taxes, duties, fees, premiums, assessments, imposts, levies, tariffs and other charges of any kind whatsoever imposed, assessed, reassessed or collected by any governmental entity, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any governmental entity in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (2) any liability of the Minority Bank for the Taxes described in clause (1) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (3) any liability for Taxes referenced in clauses (1) and (2) as a transferee, successor, guarantor, by contract or by operation of applicable laws or otherwise.

(ii)    The term “IRS” shall mean the United States Internal Revenue Service.
(b)    Tax Returns and Audits.
(i)    The Minority Bank has prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Minority Bank. Such Tax Returns have been prepared and completed in accordance with applicable Legal Requirements in all material respects. Schedule 3.16(b)(i) lists all of the jurisdictions in which the Minority Bank is required to file Tax Returns or pay Taxes.
(ii)    The Minority Bank has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by it (whether or not shown or required to be shown on any Tax Return).
(iii)    The Minority Bank has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.
(iv)    The Minority Bank has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and the Minority Bank is not the beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which the Minority Bank may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which the Minority Bank may be liable; (C) the Minority Bank may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which the Minority Bank may be liable.
(v)    No audit or other examination of any Tax Return of the Minority Bank is presently in progress, nor has the Minority Bank been notified in writing of any request for such an audit or other examination.
(vi)    There are no liens on the assets of the Minority Bank relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.
(vii)    The Minority Bank has not been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(viii)    The Minority Bank (1) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax

Return, (2) does not owe any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has never been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing Date without any future liability to First Community, the Minority Bank or any of their respective subsidiaries, or (4) has no liability for the Taxes of any Person (other than Minority Bank) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
(ix)    No claim in writing has ever been made by any governmental entity in a jurisdiction in which the Minority Bank does not file Tax Returns that the Minority Bank is or may be subject to Taxes in such jurisdiction.
(x)    The Minority Bank has not entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.
(xi)    The Minority Bank has not applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the Minority Bank for any periods (or portions thereof) beginning on or after the Closing Date.
(xii)    The Minority Bank has not agreed to make, or is not required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
(xiii)    There is no contract covering any current or former employee or current or former independent contractor of the Minority Bank that, individually or collectively, could give rise to a payment by the Minority Bank (or the provision by the Minority Bank of any other benefits such as accelerated vesting) that would not be deductible by the Minority Bank by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. The Minority Bank has no indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code 409A.
(xiv)    The Minority Bank has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.
3.17    Environmental Laws and Regulations.
(a)    Except as set forth on Schedule 3.17, the Minority Bank:
(xv)    has all environmental approvals, consents, licenses, permits and orders required to conduct the business in which it is now engaged;
(xvi)    is in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, “Environmental Laws”).

(b)    Except as set forth on Schedule 3.17:
(i)    there are no claims, actions, suits or proceedings pending or, to the knowledge of the Minority Bank, threatened against, or involving, the Minority Bank, or any assets of the Minority Bank, or under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);
(ii)    no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Minority Bank;
(iii)    the Minority Bank:
(1)    is not a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;
(2)    does not own, operate, lease or sublease, or has not owned, operated, leased or subleased (A) any facility at which any Hazardous Substances were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;
(3)    has not arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (“CERCLA”); or
(4)    is not the holder of a security interest where the party giving the security is the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are treated, stored in significant quantities, recycled or disposed and where the Minority Bank participates in management decisions concerning the facility’s waste disposal activities.
(c)    To the Minority Bank’s knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, the Minority Bank under any of the Environmental Laws.
(d)    For purposes of this Section 3.17, “Hazardous Substance” shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.
3.18    Community Reinvestment Act Compliance. The Minority Bank has not received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and the Minority Bank has received a CRA rating of satisfactory or better from the FDIC or other applicable Governmental Authority. To the knowledge of the Minority Bank, there are no facts or circumstances which would cause the Minority Bank to fail to comply with such provisions or the Minority Bank to receive a rating less than satisfactory.

3.19    Minority Bank Regulatory Reports. Since January 1, 2010, the Minority Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the FDIC, IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Minority Bank (the “Minority Bank Regulatory Reports”), except where the failure to timely file any such Minority Bank Regulatory Report did not, or is not reasonably likely to, have a material effect on the Minority Bank, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Minority Bank Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.
3.20    Employee Benefit Plans.
(a)    The schedule of Material Contracts, attached as Schedule 3.10, includes a complete and correct list of each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of the Minority Bank that the Minority Bank maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which the Minority Bank is a party or by which it is otherwise bound (collectively, together with the Minority Bank’s ERISA Plans, the “Minority Bank Benefit Plans”). The Minority Bank previously has delivered to First Community true and complete copies of the following with respect to each Minority Bank Benefit Plan, to the extent applicable (i) copies of each Minority Bank Benefit Plan, and all related plan descriptions; (ii) the last three years’ Annual Returns on Form 5500; and (iii) other material plan documents. None of the Minority Bank Benefit Plans is a “defined benefit plan” (as defined in Section 414(j) of the Code) and the Minority Bank has not at any time maintained such a plan. Except as listed on Schedule 3.20(a), the Minority Bank has not, and has never had, an affiliate that would be treated as a single employer together with the Minority Bank (an “ERISA Affiliate”) under Section 414 of the Code.
(b)    Except as set forth on Schedule 3.20(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Minority Bank under any Minority Bank Benefit Plan or any other increase in the liabilities of the Minority Bank under any Minority Bank Benefit Plan as a result of the transactions contemplated by this Agreement.
(c)    The Minority Bank does not maintain or participate, and has never maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of the Minority Bank or, to the Minority Bank’s knowledge, any director or employee of the Minority Bank, or any fiduciary of any ERISA Plan has engaged in any material transaction in violation of Section 406 or 407 of ERISA or, to the Minority Bank’s knowledge, any material “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. The Minority Bank does not provide and has never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.
(d)    Each of the Minority Bank’s ERISA Plans that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Minority Bank is otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Minority Bank’s knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust.
(e)    Each Minority Bank Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Minority Bank Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. Neither the Minority Bank nor any affiliate of the Minority Bank that is a fiduciary with respect to any Minority Bank Benefit Plan, has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Minority Bank Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and the Minority Bank does not anticipate any such submission of any Minority Bank Benefit Plan.
(f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Minority Bank’s knowledge, threatened by, on behalf of, or against any of the Minority Bank Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Minority Bank Benefit Plans that alleges a violation of applicable state or federal law. To the Minority Bank’s knowledge, there is no reasonable basis for any such litigation, claim or assessment.
(g)    No Minority Bank Benefit Plan fiduciary or any other person has, or has had, any liability to any Minority Bank Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Minority Bank Benefit Plan, including, but not limited to, liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Minority Bank Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.
(h)    All accrued contributions and other payments to be made by the Minority Bank to any Minority Bank Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. The Minority Bank is not in default in performing any of its contractual obligations under any of the Minority Bank Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Minority Bank Benefit Plan other than liabilities for benefits to be paid to participants in such Minority Bank Benefit Plan and their beneficiaries in accordance with the terms of such Minority Bank Benefit Plan. Except to the extent reserved for and reflected in the Minority Bank Financial Statements in accordance with this subsection (h), the Minority Bank has not committed to, or announced, a change to any Minority Bank Benefit Plan that increases the cost of the Minority Bank Benefit Plan to the Minority Bank.
(i)    No Minority Bank Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Minority Bank Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(j)    There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the Minority Bank Benefit Plans.
3.21    Technology and Intellectual Property.
(a)    Attached as Schedule 3.21 is a Schedule of Minority Bank Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by the Minority Bank or used in or necessary to conduct the Minority Bank’s business as presently conducted. The items on Schedule 3.21, together with all trade secrets, customer lists, business application designs and inventions currently used in or necessary to conduct the business of the Minority Bank constitute the “Minority Bank Intellectual Property.”
(b)    Except as set forth on Schedule 3.21, the Minority Bank has ownership of, or such other rights by license, lease or other agreement in and to, the Minority Bank Intellectual Property as is necessary to permit the Minority Bank to use the Minority Bank Intellectual Property in the conduct of its business as presently conducted. The Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral) alleging that the Minority Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Minority Bank’s knowledge, it has not committed any such violation or infringement. Other than as set forth on Schedule 3.21, to the Minority Bank’s knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Minority Bank will be in any way more restricted in its use of any of the Minority Bank Intellectual Property than it was on the date hereof under any contract to which the Minority Bank is a party or by which it is bound, or that use of such Minority Bank Intellectual Property by the Minority Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject First Community or the Minority Bank to liability of any kind, under any such contract.
(c)    The Minority Bank IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Minority Bank in connection with its business, and have not materially malfunctioned or failed within the past three years. “Minority Bank IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Minority Bank. To the knowledge of the Minority Bank, the Minority Bank IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the Minority Bank IT Assets, or (ii) otherwise significantly adversely affect the functionality of the Minority Bank IT Assets, except as disclosed in its documentation. To the knowledge of the Minority Bank, no person or entity has gained unauthorized access to the Minority Bank IT Assets. The Minority Bank has implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Minority Bank, none of the Minority Bank IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.
3.22    No Adverse Change. Other than as specifically disclosed in this Agreement, the Minority Bank Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since June 30, 2012 any Material Adverse Effect on the Minority Bank, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since June 30, 2012 that may reasonably be expected to have or result in a Material Adverse Effect on the Minority Bank. As used in this Agreement, “Material Adverse Effect” shall mean, with respect to a Party, as the case may be, a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of a Party and its subsidiaries, taken as a whole or (ii) the ability of a Party to consummate the Merger; provided, however, that a Material Adverse Effect shall not be deemed to result from: (1) changes in banking or similar laws of general applicability or interpretations thereof by Governmental Authorities, or other changes affecting depository institutions (including banks and their holding companies) generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (2) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies, as such would apply to the financial statements of a Party on a consolidated basis; (3) changes resulting from transaction expenses (such as legal, accounting, investment banker or other professional fees) incurred in connection with this Agreement and the Merger, including the costs of litigation defending any of the transactions contemplated by this Agreement; (4) the payment by the Minority Bank of amounts due to, or provision of any other benefits to, any officers or employees of the Minority Bank in accordance with the terms of any employment agreements or Minority Bank Benefit Plan; and (5) actions or omissions taken by a Party as required hereunder. No fact or condition exists with respect to the business, operations or assets of the Minority Bank which the Minority Bank has reason to believe may cause the Merger Application or any of the other regulatory approvals referenced in Section 7.3 or 8.3 to be denied or unduly delayed.
3.23    Conduct of Business in Normal Course. Except as set forth on Schedule 3.23 and for actions taken in connection with entering into this Agreement, since December 31, 2011 the business of the Minority Bank has been conducted only in the Ordinary Course of Business.
3.24    Change in Business Relationships. Since June 30, 2012, the Minority Bank has not received notice (whether written or, to the knowledge of the Minority Bank, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of the Minority Bank intends to discontinue, diminish or change its relationship with the Minority Bank, the effect of which would be material to the Minority Bank, or (b) that any executive officer of the Minority Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the Minority Bank.
3.25    Brokers’ and Finders’ Fees. Except as set forth in Schedule 3.25, the Minority Bank has not incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.26    Opinion of Financial Advisor. The Minority Bank has received an opinion of Monroe Securities, Inc., financial advisor to the Minority Bank, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of the Minority Bank Common Stock is fair, from a financial point of view, to the holders of the Minority Bank Common Stock. A written copy of such opinion will be furnished, for informational purposes, to First Community as promptly as practicable following the receipt thereof by the Minority Bank. It is agreed and understood that such opinion may not be relied on by First Community and the Interim Bank.
3.27    Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment that would be deemed an “excess parachute payment” under Section 280G of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
CONCERNING FIRST COMMUNITY AND THE INTERIM BANK
First Community and the Interim Bank hereby represent and warrant to the Minority Bank as of the date hereof and as of the Closing Date, as follows:
4.1    Organization.
(a)     First Community is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    Except as listed on Schedule 4.1(b), neither First Community nor its wholly owned Illinois chartered bank subsidiary, First Community Bank of Joliet (“Wholly Owned Bank”), owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.
(c)    The Interim Bank is to be organized by First Community pursuant to the provisions of Section 13.5 of the Illinois Banking Act. The Interim Bank cannot accept deposits, make loans, pay checks, or engage in the general banking business or any part thereof.
(d)    The Wholly Owned Bank is an Illinois state bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the state of Illinois, and has the requisite power and authority to own its properties and to carry on its business as presently conducted.
4.2    Organizational Documents; Minutes and Stock Records. First Community and the Wholly Owned Bank have furnished the Minority Bank with copies of their respective articles of incorporation, charter and by-laws, in each case as amended to the date hereof, and with such other documents as requested by the Minority Bank relating to the authority of First Community and the Wholly Owned Bank to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of First Community are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, stockholders, board of directors, and committees of the board of directors of First Community and all transactions in such entity’s capital stock occurring since the initial organization of First Community.
4.3    Capitalization.
(a)    The authorized capital stock of First Community consists of 60,000,000 shares of common stock, $1.00 par value, of which 12,052,402 shares are issued and outstanding as of the date of this Agreement and zero shares are held in treasury, and 1,000,000 shares of preferred stock authorized, $1.00 par value, of which 22,000 shares of its Series B preferred stock and 1,100 shares of its Series C preferred stock are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of First Community capital stock have been duly and validly authorized and issued and are fully paid and nonassessable. The First Community capital stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under First Community’s articles of incorporation. First Community has issued and has outstanding options for the purchase of 1,116,737 shares of First Community Common Stock (the “First Community Options”), the beneficial and record holders of which are set forth on Schedule 4.3(a). The First Community Options have been duly authorized by all necessary corporate action (including stockholder approval if necessary), have been validly executed, issued and delivered by First Community, constitute the legal, valid and binding obligations of First Community, and are enforceable as to First Community in accordance with their terms. The shares of First Community Common Stock to be issued upon exercise of the First Community Options are validly authorized and, upon such exercise of the First Community Options in accordance with their terms, will be validly issued, fully paid, and nonassessable. First Community Common Stock is subject to no preferences, qualifications, limitations, restrictions or special or relative rights under First Community’s articles of incorporation. Except for the First Community Options, there are no warrants, agreements, contracts, or other rights in existence to purchase or acquire from First Community any shares of capital stock of First Community, whether now or hereafter authorized or issued.
(b)    The authorized capital stock of the Wholly Owned Bank consists of 2,801,875 shares of common stock, par value $1.00 per share, of which 2,801,875 shares are issued and outstanding, and zero shares of preferred stock authorized, and the beneficial and record holders of which are set forth on Schedule 4.3(b). The issued and outstanding shares of capital stock of the Wholly Owned Bank have been duly and validly authorized and issued and are fully paid and nonassessable and owned by First Community. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from the Wholly Owned Bank any shares of capital stock of the Wholly Owned Bank, whether now or hereafter authorized or issued.
4.4    Authorization; No Violations. The execution and delivery of this Agreement and the performance of First Community obligations hereunder have been duly and validly authorized by the board of directors of First Community, do not violate or conflict with the articles of incorporation or by-laws of First Community, the Illinois Business Corporation Act (the “Illinois BCA”), the Illinois Banking Act, or any applicable law, court order or decree to which First Community is a party or subject, or by which First Community is bound, and require no further corporate or shareholder approval on the part of First Community. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement and the performance of First Community’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which First Community. This Agreement, when executed and delivered, and subject to the regulatory approval described in Section 4.4, will be a valid, binding and enforceable obligation of First Community, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.
4.5    Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by First Community of this Agreement and the consummation by First Community of the Merger except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 4.5, (b) the filing by First Community and the Interim Bank of the Merger Application and (c) the filing of the Registration Statement.
4.6    Financial Statements. Schedule 4.6 sets forth true and complete copies of the following financial statements (collectively, the “First Community Financial Statements”): (a) the audited consolidated balance sheets of First Community as of December 31, 2011, 2010 and 2009 and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended, and (b) the unaudited consolidated interim balance sheet of First Community as of June 30, 2012 (the “First Community Interim Balance Sheet”) and the related statement of income for the six-month period then ended (together with the First Community Interim Balance Sheet, the “First Community Interim Financial Statements”). The First Community Financial Statements are complete and correct and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the First Community Financial Statements presents fairly the consolidated financial position of First Community as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the First Community Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of First Community for the period set forth therein; provided, however, that the First Community Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. Each of the audited First Community Financial Statements has been certified by First Community’s independent auditor, who has expressed an unqualified opinion on such First Community Financial Statements, and each of the First Community Interim Financial Statements has been certified by First Community’s chief executive officer and principal accounting officer. The books, records and accounts of each of First Community and the Wholly Owned Bank accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to First Community and the Wholly Owned Bank, respectively.
4.7    No Undisclosed Liabilities. Each of First Community and the Wholly Owned Bank has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Community Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for First Community or the Wholly Owned Bank breaches thereunder, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against First Community or the Wholly Owned Bank shall not be deemed to be incurred in the Ordinary Course of Business. Notwithstanding the foregoing, the making or renewal of loans or other credit arrangements to directors or executive officers of the Wholly Owned Bank made in accordance with all regulatory requirements and that are consistent with the Wholly Owned Bank’s past practice and custom shall be deemed to have been made in the Ordinary Course of Business.

4.8    Loans; Loan Loss Reserves.
(a)    Each outstanding Loan reflected on the books and records of the Wholly Owned Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the knowledge of First Community, oral) to the Wholly Owned Bank that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been asserted with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. The Wholly Owned Bank has not entered into any loan repurchase agreements.
(b)    The reserves for loan and lease losses shown on each of the balance sheets contained in the First Community Financial Statements are adequate in the judgment of management and consistent with the standards of the FDIC and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Wholly Owned Bank as of June 30, 2012 in excess of such reserves as shown on the First Community Interim Balance Sheet are, to the knowledge of First Community, collectible in accordance with their terms.
(c)    Schedule 4.8(c) sets forth for the Wholly Owned Bank a list of all Loans in the amount over $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000) that have been approved by the Wholly Owned Bank and are pending funding.
4.9    Properties and Assets.
(a)    Real Property. Attached as Schedule 4.9(a) is a Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by First Community or the Wholly Owned Bank or in which First Community or the Wholly Owned Bank has an interest (other than as a mortgagee). Except as set forth on Schedule 4.9(a), no real property or improvements are carried on the Wholly Owned Bank’s books and records as Other Real Estate Owned. First Community or the Wholly Owned Bank owns, or has a valid right to use or a leasehold interest in, all real property used by it in the conduct of its respective business as such business is presently conducted. Except as otherwise set forth on Schedule 4.9(a), the ownership or leasehold interest of First Community or the Wholly Owned Bank in such real property is not subject to any Encumbrances, except for First Community Permitted Encumbrances. As used in this Agreement, “First Community Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which First Community or the Wholly Owned Bank is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the First Community Interim Balance Sheet, (iv) minor defects in title to real property that do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the First Community Interim Balance Sheet. All material certificates, licenses and permits required for the lawful use and occupancy of any real property by First Community or the Wholly Owned Bank have been obtained and are in full force and effect.
(b)    Personal Property. Attached as Schedule 4.9(b) is a Schedule of tangible personal property, which sets forth a complete and correct description of all tangible personal property owned by First Community or the Wholly Owned Bank or used by First Community or the Wholly Owned Bank in the conduct of its respective business that is reflected as a capital asset in the First Community Bank Interim Balance Sheet. Except as otherwise set forth on Schedule 4.9(b), (i) First Community or the Wholly Owned Bank owns, or has a valid right to use or a leasehold interest in, all such personal property, (ii) all such property is owned free and clear of any Encumbrances, and (iii) all such property is in good working condition, normal wear and tear excepted.
(c)    Assets. The assets reflected on the First Community Interim Balance Sheet or identified in this Agreement or on the schedules provided for herein include all of the material assets (i) owned by First Community or the Wholly Owned Bank, except for those assets subsequently disposed of or purchased by First Community or the Wholly Owned Bank for fair value in the Ordinary Course of Business, and (ii) used, intended or required for use by First Community or the Wholly Owned Bank in the conduct of their respective businesses.
4.10    Material Contracts. Attached as Schedule 4.10 is a Schedule of First Community Material Contracts, true and complete copies of which have been made available to the Minority Bank. “First Community Material Contracts” include every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which First Community or the Wholly Owned Bank is obligated on the date hereof, including the following::
(a)    all consulting arrangements, and contracts for professional, advisory, and other similar services, including contracts under which First Community or the Wholly Owned Bank performs such services for others;
(b)    all leases of real estate and personal property;
(c)    all contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $50,000;
(d)    all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of First Community or the Wholly Owned Bank, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of First Community or the Wholly Owned Bank, including all Benefit Plans as defined in Section 4.20;
(e)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of First Community or the Wholly Owned Bank;

(f)    all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of any single borrower or related group of borrowers if the aggregate amount of all such loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness extended to such borrower or related group of borrowers exceeds $500,000;
(g)    all union and other labor contracts;
(h)    all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of First Community or the Wholly Owned Bank, any “affiliates” of First Community or the Wholly Owned Bank within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of First Community Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;
(i)    excluding certificates of deposit and other deposit agreements entered into by the Wholly Owned Bank and its customers, any contract involving total future payments by First Community or the Wholly Owned Bank of more than $50,000 or which requires performance by First Community or the Wholly Owned Bank beyond the second anniversary of the Closing Date, that by its terms does not terminate or is not terminable by First Community or the Wholly Owned Bank without penalty within 30 days after the date of this Agreement;
(j)    except for provisions of the articles of incorporation or charter, as applicable, and by-laws of First Community or the Wholly Owned Bank, all contracts under which First Community or the Wholly Owned Bank has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any person (other than in a fiduciary capacity);
(k)    all joint venture or marketing agreements with any other person or entity; and
(l)    all other material contracts, made other than in the Ordinary Course of Business of First Community or the Wholly Owned Bank, to which First Community or the Wholly Owned Bank is a party or under which First Community or the Wholly Owned Bank is obligated.
4.11    No Defaults. First Community or the Wholly Owned Bank, as applicable, has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by First Community or the Wholly Owned Bank, as applicable, under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by First Community or the Wholly Owned Bank. To the knowledge of First Community no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of First Community or the Wholly Owned Bank to enforce any of its rights under such Material Contract.
4.12    Conflict of Interest Transactions. Except as set forth on Schedule 4.12, no principal officer or director of First Community or the Wholly Owned Bank, or holder of 10% or more of First Community Common Stock or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of such person: (a) has any direct or indirect ownership interest in (i) any entity which does business with, or is a competitor of, First Community or the Wholly Owned Bank (other than ownership interests in the Minority Bank and its affiliates or the ownership of not more than 1% of the outstanding capital stock of such entity if such stock is listed on a national securities exchange or market or is regularly traded in the over-the-counter market by a member of a national securities exchange or market) or (ii) any property or asset which is owned or used by First Community or the Wholly Owned Bank in the conduct of their respective businesses; (b) has any financial, business or contractual relationship or arrangement with First Community or the Wholly Owned Bank, excluding any agreements and commitments entered into in respect of the Wholly Owned Bank’s acceptance of deposits and investments or the making of any loans, in each case in the Ordinary Course of Business of the Wholly Owned Bank.
4.13    Compliance with Laws; Legal Proceedings.
(a)    First Community and the Wholly Owned Bank are each in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of First Community and the Wholly Owned Bank or the assets owned, used, occupied or managed by First Community and the Wholly Owned Bank, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on First Community and the Wholly Owned Bank, taken as a whole. First Community and the Wholly Owned Bank hold all material Licenses necessary for the conduct of their respective businesses and the ownership of their respective assets, all Licenses are in full force and effect, and neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community or the Wholly Owned Bank, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.
(b)    Except as set forth on Schedule 4.13(b), there are no material claims, actions, suits or proceedings pending or, to the knowledge of First Community, threatened against or affecting First Community or the Wholly Owned Bank, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining First Community or the Wholly Owned Bank from taking any action of any kind in connection with their respective businesses. Except as set forth on Schedule 4.13(b), neither First Community nor the Wholly Owned Bank has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the knowledge of First Community, oral) of any enforcement action concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to First Community and the Wholly Owned Bank taken as a whole, and First Community has no reasonable basis to believe that any such enforcement action not otherwise disclosed herein is contemplated.
4.14    Taxes.
(a)    Tax Returns and Audits.

(i)    First Community and the Wholly Owned Bank have prepared and timely filed all material Tax Returns with the appropriate governmental entity in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to First Community or the Wholly Owned Bank. Such Tax Returns have been prepared and completed in accordance with applicable Legal Requirements in all material respects.
(ii)    Each of First Community and the Wholly Owned Bank has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by it (whether or not shown or required to be shown on any Tax Return).
(iii)    Each of First Community and the Wholly Owned Bank has duly and timely withheld or deducted all Taxes and other amounts required by applicable laws to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate governmental entity such taxes and other amounts required by applicable laws to be remitted by it, for all periods ending on or prior to the Closing Date.
(iv)    Each of First Community and the Wholly Owned Bank has not entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and each of First Community and the Wholly Owned Bank is not the beneficiary of any such extension of time, which will be outstanding and in effect on the Closing Date, within which (A) to file any Tax Return covering any Taxes for which First Community or the Wholly Owned Bank may be liable; (B) to file any elections, designations or similar filings relating to Taxes for which First Community or the Wholly Owned Bank may be liable; (C) First Community or the Wholly Owned Bank may be required to pay or remit Taxes or amounts on account of Taxes; or (D) any governmental entity may assess, reassess, or collect Taxes for which First Community or the Wholly Owned Bank may be liable.
(v)    No audit or other examination of any Tax Return of First Community or the Wholly Owned Bank Community is presently in progress, nor has First Community or the Wholly Owned Bank been notified in writing of any request for such an audit or other examination.
(vi)    There are no liens on the assets of First Community or the Wholly Owned Bank relating to or attributable to Taxes, except for inchoate tax liens that are attached by operation of law.
(vii)    Neither First Community nor the Wholly Owned Bank has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
(viii)    Except as set forth on Schedule 4.14(a)(viii), First Community or the Wholly Owned Bank (1) has never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which was First Community), (2) does not owe any amount under any Tax sharing, indemnification, allocation or similar agreement, (3) has never been a party to or bound by any Tax sharing, indemnification, allocation or similar agreement, contract plan or arrangement allocating or sharing the payment of, indemnity for or liability for Taxes that will not be terminated on the Closing

Date without any future liability to First Community, the Minority Bank or any of their respective subsidiaries, or (4) has no liability for the Taxes of any Person (other than First Community) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
(ix)    No claim in writing has ever been made by any governmental entity in a jurisdiction in which First Community or the Wholly Owned Bank does not file Tax Returns that First Community or the Wholly Owned Bank is or may be subject to Taxes in such jurisdiction.
(x)    Neither First Community nor the Wholly Owned Bank has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.
(xi)    Neither First Community nor the Wholly Owned Bank has applied for any Tax ruling which, if granted, would affect the computation of Tax liability of the First Community or the Wholly Owned Bank for any periods (or portions thereof) beginning on or after the Closing Date.
(xii)    Neither First Community nor the Wholly Owned Bank has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.
(xiii)    There is no contract covering any current or former employee or current or former independent contractor of First Community or the Wholly Owned Bank that, individually or collectively, could give rise to a payment by First Community or the Wholly Owned Bank (or the provision by First Community or the Wholly Owned Bank of any other benefits such as accelerated vesting) that would not be deductible by First Community or the Wholly Owned Bank by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. Neither First Community nor the Wholly Owned Bank have any indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code 409A.
(xiv)    First Community and the Wholly Owned Bank have disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.
4.15    Environmental Laws and Regulations.
(a)    Except as set forth on Schedule 4.15(a), each of First Community and the Wholly Owned Bank:
(iv)    has all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which it is now engaged; and
(v)    is in compliance in all material respects with all Environmental Laws.

(b)    Except as set forth on Schedule 4.15(b):
(i)    there are no claims, actions, suits or proceedings pending or, to the knowledge of the First Community, threatened against, or involving, First Community or the Wholly Owned Bank, or any assets of First Community or the Wholly Owned Bank, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);
(ii)    no decree, judgment or order of any kind under any of the Environmental Laws has been entered against First Community or the Wholly Owned Bank;
(iii)    Each of First Community and the Wholly Owned Bank:
(1)    is not a generator or transporter of hazardous waste, or the owner, operator, lessor, sublessor, lessee or, to its knowledge, mortgagee of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated thereunder, or of real property on which such a treatment, storage or disposal facility or underground storage tank is or was located;
(2)    does not own, operate, lease, or sublease or, has not owned, operated, leased or subleased (A) any facility at which any Hazardous Substances were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated or (B) any real property on which such a facility is or was located;
(3)    has not arranged for the disposal or treatment, arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or accepts or accepted Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under CERCLA; or
(4)    is not the holder of a security interest where the party giving the security is the owner or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are treated, stored in significant quantities, recycled or disposed and where either First Community or the Wholly Owned Bank participates in management decisions concerning the facility’s waste disposal activities.
(c)    To First Community’s knowledge, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of, First Community or the Wholly Owned Bank under any of the Environmental Laws.
4.16    Community Reinvestment Act Compliance. The Wholly Owned Bank has not received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and the Wholly Owned Bank has received a CRA rating of satisfactory or better from the FDIC or other applicable Governmental Authority. To the knowledge of the Wholly Owned Bank, there are no facts or circumstances which would cause the Wholly Owned Bank to fail to comply with such provisions or the Wholly Owned Bank to receive a rating less than satisfactory.
4.17    First Community and the Wholly Owned Bank Regulatory Reports. Since January 1, 2010, First Community and the Wholly Owned Bank have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the FDIC, the IDFPR and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of First Community and the Wholly Owned Bank (the “First Community Regulatory Reports”), except where the failure to timely file any such First Community Regulatory Report did not, or is not reasonably likely to, have a material effect on First Community or the Wholly Owned Bank, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the First Community Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.18    Employee Benefit Plans.
(a)    Schedule 4.18(a) includes a complete and correct list of each ERISA Plan each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees of First Community or the Wholly Owned Bank that First Community or the Wholly Owned Bank maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to since the date of its incorporation) or to which First Community or the Wholly Owned Bank is a party or by which it is otherwise bound (collectively, together with First Community’s ERISA Plans, the “First Community Benefit Plans”). First Community previously has delivered to the Minority Bank true and complete copies of the following with respect to each First Community Benefit Plan, to the extent applicable (i) copies of each First Community Benefit Plan, and all related plan descriptions; (ii) the last three years’ Annual Returns on Form 5500; and (iii) other material plan documents. None of the First Community Benefit Plans is a “defined benefit plan” (as defined in Section 414(j) of the Code) and neither First Community nor the Wholly Owned Bank has at any time maintained such a plan. Except as listed on Schedule 4.18(a), First Community or the Wholly Owned Bank has not, and has never had, an ERISA Affiliate.
(b)    Except as set forth on Schedule 4.18(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of First Community or the Wholly Owned Bank under any First Community Benefit Plan or any other increase in the liabilities of First Community or the Wholly Owned Bank under any First Community Benefit Plan as a result of the transactions contemplated by this Agreement.
(c)    Neither First Community nor the Wholly Owned Bank maintains or participates, and has never maintained or participated, in a multiemployer plan within the meaning of Section 3(37) of ERISA. None of First Community or the Wholly Owned Bank or, to First Community’s knowledge, any director or employee of First Community or the Wholly Owned Bank, or any fiduciary of any ERISA Plan has engaged in any material transaction in violation of Section 406 or 407 of ERISA or, to First Community’s knowledge, any material “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. Neither First Community nor the Wholly Owned Bank provides and has never provided medical benefits, life insurance or similar welfare benefits to former employees, except as required by Section 601 of ERISA.

(d)    Each of First Community’s ERISA Plans that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS or satisfies the provisions of IRS Announcement 2001-77, Section II, if applicable, to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or First Community or the Wholly Owned Bank is otherwise relying on an opinion letter issued to the prototype sponsor), and, to First Community’s knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust.
(e)    Each First Community Benefit Plan is, and since its inception, has been administered in material compliance with its terms and with all applicable laws, rules and regulations governing such First Community Benefit Plan, including the rules and regulations promulgated by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation and the IRS under ERISA, the Code or any other applicable law, including without limitation the requirement to file Annual Returns on Form 5500. Neither First Community, the Wholly Owned Bank nor any affiliate of First Community or the Wholly Owned Bank that is a fiduciary with respect to any First Community Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No First Community Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and neither First Community nor the Wholly Owned Bank anticipates any such submission of any First Community Benefit Plan.
(f)    Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to First Community’s knowledge, threatened by, on behalf of, or against any of the First Community Benefit Plans or against the administrators or trustees or other fiduciaries of any of the First Community Benefit Plans that alleges a violation of applicable state or federal law. To First Community’s knowledge, there is no reasonable basis for any such litigation, claim or assessment.
(g)    No First Community Benefit Plan fiduciary or any other person has, or has had, any liability to any First Community Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any First Community Benefit Plan, including, but not limited to, any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every First Community Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.
(h)    All accrued contributions and other payments to be made by First Community or the Wholly Owned Bank to any First Community Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Financial Statements. Neither First Community nor the Wholly Owned Bank is in default in performing any of its contractual obligations under any of the First Community Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any First Community Benefit Plan other than liabilities for benefits to be paid to participants in such First Community Benefit Plan and their beneficiaries in accordance with the terms of such First Community Benefit Plan. Except to the extent reserved for and reflected in the Financial Statements in accordance with this subsection (h), neither First Community nor the Wholly Owned Bank has committed to, or announced, a change to any First Community Benefit Plan that increases the cost of the First Community Benefit Plan to First Community or the Wholly Owned Bank.
(i)    No First Community Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other First Community Benefit Plans, would exceed the amount deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(j)    There are no obligations or liabilities, whether outstanding or subject to future vesting, for any post-retirement benefits to be paid to participants under any of the First Community Benefit Plans.
4.19    Technology and Intellectual Property.
(a)    Attached as Schedule 4.19 is a Schedule of Intellectual Property, which sets forth a complete and correct list of all (i) registered trademarks, service marks, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by First Community or the Wholly Owned Bank or used in or necessary to conduct First Community’s or the Wholly Owned Bank’s business as presently conducted. The items on Schedule 4.19, together with all trade secrets, customer lists, business application designs and inventions currently used in or necessary to conduct the business of First Community or the Wholly Owned Bank constitute the “First Community Intellectual Property.”
(b)    Except as set forth on Schedule 4.19, First Community or the Wholly Owned Bank, as applicable, has ownership of, or such other rights by license, lease or other agreement in and to, the First Community Intellectual Property as is necessary to permit each of First Community or the Wholly Owned Bank, as applicable, to use the First Community Intellectual Property in the conduct of its business as presently conducted. Neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral) alleging that First Community or the Wholly Owned Bank has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to First Community’s knowledge, neither it nor the Wholly Owned Bank has committed any such violation or infringement. Other than as set forth on Schedule 4.19, to First Community’s knowledge, there is no reason to believe that, upon consummation of the transactions contemplated hereby, First Community or the Wholly Owned Bank will be in any way more restricted in its use of any of the First Community Intellectual Property than it was on the date hereof, or that use of such First Community Intellectual Property by First Community or the Wholly Owned Bank will, as a result of such consummation, violate or infringe the rights of any person, or subject First Community, the Wholly Owned Bank or the Minority Bank to liability of any kind, under any such contract.
(c)    The First Community IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by First Community or the Wholly Owned Bank, as applicable, in connection with its business, and have not materially malfunctioned or failed within the past three years. “First Community IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by First Community or the Wholly Owned Bank. To the knowledge of First Community, the First Community IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any person or entity to access without authorization the First Community IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of First Community, no person or entity has gained unauthorized access to the First Community IT Assets. Each of First Community and the Wholly Owned Bank has implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of First Community, none of the First Community IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.
4.20    Insurance. Attached as Schedule 4.20 is a Schedule of Insurance, which sets forth a complete and correct list of all policies of insurance in which First Community and the Wholly Owned Bank is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of First Community and the Wholly Owned Bank, as applicable, or which is owned or carried by First Community or the Wholly Owned Bank. First Community or the Wholly Owned Bank, as applicable, has in full force and effect policies of insurance issued by reputable insurance companies against loss or damage of the kinds and in the amounts identified in the policy summaries, and all premiums and costs with respect thereto are set forth on Schedule 4.20. Neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.
4.21    No Adverse Change. Other than as specifically disclosed in this Agreement, the First Community Financial Statements, or the Schedules delivered pursuant to this Agreement, there has not occurred (a) since June 30, 2012 any Material Adverse Effect on First Community and the Wholly Owned Bank taken as a whole, or (b) any changes or condition, event, circumstance, fact or other occurrence, whether occurring before or since June 30, 2012 that may reasonably be expected to have or result in a Material Adverse Effect on First Community or the Wholly Owned Bank taken as a whole.
4.22    Conduct of Business in Normal Course. Except as set forth on Schedule 4.22 and for actions taken in connection with entering into this Agreement, since December 31, 2011 the businesses of First Community and the Wholly Owned Bank has been conducted only in the Ordinary Course of Business.
4.23    Change in Business Relationships. Since June 30, 2012, neither First Community nor the Wholly Owned Bank has received notice (whether written or, to the knowledge of First Community, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, representative, supplier, vendor or business referral source of First Community or the Wholly Owned Bank intends to discontinue, diminish or change its relationship with First Community or the Wholly Owned Bank, the effect of which would be material to First Community or the Wholly Owned Bank, or (b) that any executive officer of First Community or the Wholly Owned Bank intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the First Community or the Wholly Owned Bank.
4.24    Brokers’ and Finders’ Fees. Except as set forth in Schedule 4.24, neither First Community nor the Wholly Owned Bank has incurred any liability for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

4.25    [Intentionally omitted]
4.26    Section 280G Payments. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment by First Community or the Wholly Owned Bank that would be deemed an “excess parachute payment” under Section 280G of the Code.
ARTICLE V
AGREEMENTS AND COVENANTS
5.1    Conduct of Business.
(a)     During the period commencing on the date hereof and continuing until the Effective Time, the Minority Bank shall conduct the Minority Bank’s business in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of First Community:
(i)    no change shall be made in the charter or by-laws of the Minority Bank;
(ii)    except with respect to the exercise of any Minority Bank Option, no change shall be made in the capitalization of the Minority Bank or in the number of issued and outstanding shares of Minority Bank Common Stock or Minority Bank Options;
(iii)    except as set forth on Schedule 5.1(a)(iii), the compensation of officers or key employees of Minority Bank shall not be increased, nor any bonuses paid, provided, however, the Minority Bank may make increases to compensation and authorize bonuses in a manner consistent with the Minority Bank’s historical practice and Ordinary Course of Business;
(iv)    (A) no Loan, or renewal of a Loan, in the amount of $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000), (B) no restructuring of a Loan, in the amount of $2,500,000 or more, and (C) no disposition of Other Real Estate Owned with a carrying value of $1,000,000 or more, shall be made by the Minority Bank except after delivering to the Review Committee a complete loan package or Other Real Estate Owned package, as applicable, for such Loan or Other Real Estate Owned in a form consistent with the Minority Bank’s policies and practice, and obtaining the Review Committee’s prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if the Review Committee shall have not responded to the Minority Bank’s request within two business days after receipt of such complete loan/Other Real Estate Owned package, and such Loan, renewal, restructuring or disposition shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Minority Bank current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower’s or borrowers’ credit;

(v)    no dividends or other distributions shall be declared or paid by the Minority Bank to the extent it would cause the minimum net worth of the Minority Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;
(vi)    the Minority Bank shall use its commercially reasonable efforts to maintain its present insurance coverage in respect to its properties and business;
(vii)    no significant changes shall be made in the general nature of the business conducted by the Minority Bank;
(viii)    no employment, consulting or similar agreements shall be entered into by the Minority Bank that are not terminable by the Minority Bank on 30 days’ or less notice without penalty or obligation;
(ix)    the Minority Bank shall not take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;
(x)    the Minority Bank shall not fail to file any Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;
(xi)    except as set forth on Schedule 5.1(a)(xi), the Minority Bank shall not make any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;
(xii)    Minority Bank shall not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the Minority Bank’s current policies;
(xiii)    Minority Bank shall not do or fail to do anything that will cause a breach by the Minority Bank of, or default by Minority Bank under, any Minority Bank Material Contract;
(xiv)    the Minority Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Minority Bank has complied with Sections 23A and B of the Federal Reserve Act;
(xv)    the Minority Bank shall only purchase or invest in obligations as authorized by the Minority Bank’s Investment Policy and Investment Guidelines as of the date hereof;
(xvi)    except for short term borrowings (not to exceed 90 days) to meet the Minority Bank’s liquidity needs, the Minority Bank shall not incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Minority Bank or guarantee any debt securities of another Person; and

(xvii)    no changes of a material nature shall be made in Minority Bank’s accounting procedures, methods, policies or practices or the manner in which the Minority Bank maintains their records.
(b)    During the period commencing on the date hereof and continuing until the Effective Time, First Community and the Wholly Owned Bank shall conduct their respective business in the Ordinary Course of Business consistent with prudent banking practice. Without limiting the foregoing, without the prior written consent of the Minority Bank:
(i)    no change shall be made in the charter or by-laws of First Community or the Wholly Owned Bank;
(ii)    except with respect to transactions contemplated by this Agreement, including the offering referred to Section 7.11 and Section 8.9, no change shall be made in the capitalization of First Community or the Wholly Owned Bank or in the number of issued and outstanding shares of First Community Common Stock or capital stock of the Wholly Owned Bank;
(iii)    the compensation of officers or key employees of First Community or the Wholly Owned Bank shall not be increased, nor any bonuses paid, provided, however, First Community or the Wholly Owned Bank may make increases to compensation and authorize bonuses in a manner consistent with First Community or the Wholly Owned Bank’s historical practice and Ordinary Course of Business;
(iv)    (A) no Loan, or renewal of a Loan, in the amount of $2,500,000 or more (including Loans to any one borrower or related group of borrowers which, in the aggregate, equal or exceed $2,500,000), (B) no restructuring of a Loan, in the amount of $2,500,000 or more, and (C) no disposition of Other Real Estate Owned with a carrying value of $1,000,000 or more, shall be made by the Wholly Owned Bank except after delivering to the Review Committee a complete loan package or Other Real Estate Owned package, as applicable, for such Loan or Other Real Estate Owned in a form consistent with the Wholly Owned Bank’s policies and practice, and obtaining the Review Committee’s prior consent, which consent shall not be unreasonably withheld or delayed and shall be deemed given if the Review Committee shall have not responded to the Wholly Owned Bank’s request within two business days after receipt of such complete loan/Other Real Estate Owned package, and such Loan, renewal, restructuring or disposition shall be made in the Ordinary Course of Business consistent with prudent banking practices, the Wholly Owned Bank current loan policies and applicable rules and regulations of applicable Governmental Authorities with respect to amount, term, security and quality of such borrower’s or borrowers’ credit;
(v)    no dividends or other distributions shall be declared or paid by the Wholly Owned Bank to the extent it would cause the minimum net worth of the Wholly Owned Bank to fall below well-capitalized status, as defined by applicable FDIC regulations, or as would not be permitted under applicable law;
(vi)    each of First Community and the Wholly Owned Bank shall use its commercially reasonable efforts to maintain its present insurance coverage in respect to its properties and business;
(vii)    no significant changes shall be made in the general nature of the business conducted by First Community or the Wholly Owned Bank;

(viii)    no employment, consulting or similar agreements shall be entered into by First Community or the Wholly Owned Bank that are not terminable by First Community or the Wholly Owned Bank on 30 days’ or less notice without penalty or obligation;
(ix)    except as set forth on Schedule 5.1(b)(ix), First Community or the Wholly Owned Bank shall not take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;
(x)    each of First Community and the Wholly Owned Bank shall not fail to file any Tax Returns in a timely manner and shall not make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto;
(xi)    except as set forth on Schedule 5.2(b)(xi), each of First Community and the Wholly Owned Bank shall not make any expenditure for fixed assets in excess of $50,000 for any single item, or $250,000 in the aggregate, or shall enter into leases of fixed assets having an annual rental in excess of $50,000;
(xii)    each of First Community and the Wholly Owned Bank shall not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and First Community or the Wholly Owned Bank current policies;
(xiii)    each of First Community and the Wholly Owned Bank shall not do or fail to do anything that will cause a breach by First Community or the Wholly Owned Bank of, or default by First Community or the Wholly Owned Bank under, any First Community Material Contract;
(xiv)    the Wholly Owned Bank shall not engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A) or any transaction of the kind referred to in Section 3.12, unless the Wholly Owned Bank has complied with Sections 23A and B of the Federal Reserve Act;
(xv)    the Wholly Owned Bank shall only purchase or invest in obligations as authorized by the Wholly Owned Bank’s Investment Policy and Investment Guidelines as of the date hereof;
(xvi)    except with respect to transactions contemplated by this Agreement, including the offering referred to Section 7.11 and Section 8.9, and short term borrowings (not to exceed 90 days) to meet the Wholly Owned Bank’s liquidity needs, neither First Community nor the Wholly Owned Bank shall incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of First Community or the Wholly Owned Bank or guarantee any debt securities of another Person; and
(xvii)    no changes of a material nature shall be made in First Community or the Wholly Owned Bank’s accounting procedures, methods, policies or practices or the manner in which First Community or the Wholly Owned Bank maintains its records.

(c)    Review Committee. For purposes of this Agreement, the “Review Committee” shall consist of Larry Dolosic, Chief Credit Officer of Burr Ridge Bank and Trust, John Slade, Chief Credit Officer of the Minority Bank, Jack O’Brien, Chief Credit Officer of First Community Bank of Homer Glen & Lockport, Michael Nolan, Chief Credit Officer of the Wholly Owned Bank, and Patrick Roe, Chief Executive Officer of First Community. All new Loan, renewal, restructuring or disposition requests submitted pursuant to Section 5.1(a)(iv) or (b)(iv) shall be submitted to Patrick Roe at proe@fcbhl.com and Larry Dolosic at ldolosic@brbank.com and such individuals shall distribute such request to the other members of the Review Committee. . If a majority of all of the members of the Review Committee approve of any new Loan, renewal, restructuring or disposition request submitted pursuant to Section 5.1(a)(iv) or (b)(iv), such new Loan, renewal, restructuring or disposition request shall be deemed approved for purposes of such section.
5.2    Access to Information.
(a)    To the extent permissible under applicable law and pending the Closing, representatives of each Party shall, during normal business hours and on reasonable advance notice to another Party, be given full access to a Party’s records and business activities and be afforded the opportunity to observe its business activities and consult with its officers and employees regarding the same on an ongoing basis (without limiting the foregoing, to verify compliance by a Party with all terms of this Agreement); provided, however, that the foregoing actions do not interfere with the business operations of any Party.
(b)    Any Party will use such information as is provided to it by another Party, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of such Party and for such other purposes as may be related to this Agreement, and each Party will, and will direct all of their respective agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into among First Community, the Wholly Owned Bank and the Minority Bank dated May 23, 2012 (the “Confidentiality Agreement”).
5.3    Meeting of Stockholders of the Minority Bank. As soon as practicable after the date of this Agreement and the effectiveness of the Registration Statement pursuant to Section 5.4, the Minority Bank shall call and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger and the transactions herein contemplated in accordance with the Minority Bank’s charter, by-laws and the Illinois Banking Act (the “Stockholders Meeting”). The Minority Bank Board subject to its fiduciary duties, shall recommend approval of this Agreement and the Merger to the stockholders of the Minority Bank.
5.4    Registration Statement and Regulatory Filings.
(a)    First Community shall file with the Commission within 75 days after the execution of this Agreement or as soon as practicable after the end of such 75 day period, a registration statement on an appropriate form under the Securities Act covering the First Community Common Stock to be issued pursuant to this Agreement and shall use its reasonable and diligent efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such registration statement and any amendments and supplements thereto are referred to herein as the “Registration Statement.” The Registration Statement shall include a Proxy Statement/Prospectus reasonably acceptable to First Community, the Wholly Owned Bank and the Minority Bank, prepared by First Community, the Wholly

Owned Bank and the Minority Bank for use in connection with the meeting of stockholders of the Minority Bank referred to in Section 5.3, all in accordance with the rules and regulations of the Commission. First Community shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of First Community Common Stock. In advance of filing the Registration Statement, First Community shall provide the Minority Bank and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise the Minority Bank and its counsel of any material communication received by First Community or its counsel from the Commission with respect to the Registration Statement. None of the information furnished by First Community, the Wholly Owned Bank or the Minority Bank for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the Commission or any state securities commission, at the respective times at which such documents are filed with the Commission or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the Stockholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.
(b)    First Community and the Interim Bank, within 30 days following execution and delivery of this Agreement, will file the Merger Application and take all other appropriate actions (except as otherwise specified in Section 5.4(a) above) necessary to obtain the regulatory approvals referred to in Sections 7.3 and 8.3 hereof, and the Minority Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to First Community or the Minority Bank, each in its sole reasonable discretion, or to change the business practices of First Community or the Minority Bank, or any of their respective subsidiaries in a manner not acceptable to First Community or the Minority Bank, each in its sole reasonable discretion. In advance of filing any applications for such regulatory approvals, First Community shall provide the Minority Bank and its counsel with a copy of such applications (but excluding any information contained therein regarding First Community and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Minority Bank and its counsel of any material communication received by First Community or its counsel from any regulatory authorities with respect to such applications. In addition, to the extent that any meetings with a Governmental Authority are scheduled in connection with such regulatory applications, First Community shall (a) advise the Minority Bank of such meeting and (b) shall invite a representative of the Minority Bank to attend such regulatory meeting subject to confidentiality considerations of First Community and the receipt of permission from such Governmental Authority.
5.5    Reasonable and Diligent Efforts. The Parties shall use reasonable and diligent efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the Parties will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Sections 7.3 and 8.3) or that would cause any of the representations contained herein to be or become untrue.
5.6    Business Relations and Publicity. Each Party hereto shall use reasonable and diligent efforts to preserve its respective reputation and relationship with suppliers, clients, customers,

employees, and others having business relations with such Party. First Community and the Minority Bank shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by applicable law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed. The Minority Bank shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of First Community to the content of any communication to the Minority Bank’s stockholders.
5.7    No Conduct Inconsistent with this Agreement.
(a)    The Minority Bank shall not during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting the Minority Bank (or the securities or assets of either) that, if effected, would constitute an acquisition of control of the Minority Bank (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal. Notwithstanding the foregoing, the Minority Bank may provide information at the request of, or enter into discussions with, a third party with respect to an acquisition proposal that was not, directly or indirectly, after the date hereof, made, encouraged, solicited or assisted by the Minority Bank, but only to the extent that the Minority Bank Board determines, in good faith, that the exercise of its fiduciary duties to the Minority Bank stockholders under applicable law, as advised by its counsel, requires it to take such action.
(b)    In addition to the obligations of the Minority Bank set forth in Section 5.7(a), the Minority Bank shall immediately advise First Community orally and in writing of (i) any request for information or of any Acquisition Proposal that the Minority Bank receives from another party, (ii) the material terms and conditions of such request or Acquisition Proposal and (iii) the identity of the person or entity making such request or Acquisition Proposal. The Minority Bank shall keep First Community reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal.
5.8    Loans; Loan Charge-Off; Pre-Closing Loan Review.
(a)    Between the date hereof and the Closing Date, each Bank shall provide to the other Bank a weekly a written report of new Loans made by such Bank of $750,000 or more.
(b)    Each Bank, prior to the Closing Date, shall write off all Loans of such Bank that are required to be written off by such Bank’s regulators or that, in conformity with past practices and policies of such Bank and GAAP, should be written off as Loan losses.
(c)    Each Bank shall make available to the other Bank full information regarding the status of each Loan contained in its respective the Loan portfolio, as of a date not more than 15 days prior to the Closing Date.
(d)    First Community and the Minority Bank shall negotiate in good faith regarding the write down, in conformity with the provisions of Section 5.8(b) above, of potential Loan losses (net of reasonably conservative estimates of collateral recoveries and of applicable reserves)

identified by a Bank to the other Bank pursuant to Section 5.8(b); provided, however, that: (i) a Bank shall not be required to take any actions as a result of such good faith negotiations (1) more than five days prior to the Closing Date and (2) until such time as such Bank shall have received reasonable assurances that all conditions precedent to the other Parties’ obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied; (ii) any such actions taken as a result of such good faith negotiation (1) shall not have any effect on the representations and warranties under Section 3.8 made by the Minority Bank, or under Section 4.8 made by the Wholly Owned Bank, as of the date of this Agreement; and (iii) nothing in this Section 5.8 shall require such Bank to make any additional provision to its reserve for loan losses so long as such reserve, determined as described in Section 3.8 or Section 4.8, as applicable, and in compliance with the second sentence of Section 5.10 below, is adequate and not less than 2% of such Bank’s total Loans (gross Loans less unearned discounts); provided, further, that the Minority Bank agrees and acknowledges that First Community and the Wholly Owned Bank are subject to requirements similar to the provisions set forth in this Section 5.8(d) under that certain (x) Agreement and Plan of Merger by and among First Community, the Wholly Owned Bank and Burr Ridge Bank and Trust dated as of the date hereof, (y) Agreement and Plan of Merger by and among First Community, the Wholly Owned Bank and First Community Bank of Homer Glen & Lockport dated as of the date hereof, and (z) Agreement and Plan of Merger by and among First Community, the Wholly Owned Bank and the Minority Bank dated as of the date hereof (collectively, the “Other Merger Agreements”), and that any negotiation or write down of a Loan loss by First Community or the Wholly Owned Bank pursuant to this Section 5.8(d) will also need to comply with the similar requirements set forth in the Other Merger Agreements.
5.9    Untrue Representations and Warranties. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:
(a)    such Party shall promptly give detailed written notice thereof to the other Parties; and
(b)    such Party shall use reasonable and diligent efforts to take actions to make such representations and warranties true, unless the same shall have been waived in writing by the other Parties.
5.10    Interim Financial Statements. Prior to the Closing Date, First Community and the Wholly Owned Bank, on the one hand, and the Minority Bank, on the other hand, shall deliver to the other Party a monthly balance sheet, income statement and statement of stockholders’ equity of as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.
5.11    Dissent Process. The Minority Bank will give to First Community prompt notice of any written notice relating to the exercise of appraisal rights granted under the Illinois Banking Act, including the name of the dissenting stockholder and the number of shares of Minority Bank Common Stock to which the dissent relates. First Community will have the right to participate in all negotiations and proceedings relating thereto. The Minority Bank will not make any payment with respect to, or settle or offer to settle, any appraisal demands without First Community’s prior written consent.

5.12    Section 368(a) Reorganization. Either prior to or after the Closing Date, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, which would cause the Merger not to qualify as a reorganization under Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization under Section 368(a) of the Code; provided, however, nothing in this Section 5.12. shall be deemed to require the Parties to take any steps that will increase the Per Share Merger Consideration.
5.13    Minority Bank Options. Notwithstanding anything contained in this Agreement to the contrary, First Community and the Minority Bank each acknowledge and agree that any holder of a Minority Bank Option may, at any time prior to the Closing Date, exercise such option in accordance with its terms and conditions.
5.14    Transfer of Data. From the date of this Agreement until the Effective Time, the Parties will work in good faith in planning a conversion to transition the business of the Minority Bank pursuant to this Agreement and the Other Merger Agreements including the transition of the Minority Bank’s electronic data (including data delivered pursuant to ancillary delivery channels, such as internet banking and bill pay, debit card and all other systems determined beyond the CBS/Signature system) to an electronic file format mutually agreeable to the Parties on the Closing Date. Each Party shall pay its own cost relating to such conversion.
5.15    Director and Officer Indemnification and Liability Coverage.  First Community agrees to cause the Wholly Owned Bank, or its successor in interest, for a period of six years after the Effective Time to indemnify, and advance expenses on behalf of, as provided under the charter and bylaws of the Minority Bank in effect as of the date hereof, the current and past directors and officers of the Minority Bank (including those individuals who will not serve as directors or officers of the Surviving Bank or First Community following the Effective Time) (collectively, the “Indemnified Persons”) for all actions taken by them prior to the Effective Time in their respective capacities as directors and officers of the Minority Bank to the same extent as the indemnification provided by the Minority Bank to such directors and officers immediately prior to the Effective Time.  In addition, First Community agrees that for a period of six years after the Effective Time, First Community shall cause to be maintained director’s and officer’s liability insurance with respect to actions and omissions of the Indemnified Persons occurring on or prior to the Effective Time, which is substantially similar to the Minority Bank’s current director’s and officer’s liability insurance in effect immediately prior to the Effective Time; provided, however, that in no event shall First Community be required to expend in any one year an amount in excess of three hundred percent (300%) (the “Insurance Amount”) of the annual premiums currently paid by First Community for such insurance, and further provided that if First Community is unable to maintain insurance called for by this Section 5.15, First Community shall obtain as much comparable insurance for the Indemnified Persons for the Insurance Amount and such comparable insurance for the Indemnified Persons shall not be materially different from the insurance coverage provided to the then current directors and officers of the Surviving Bank and First Community; provided, further, that in lieu of or in addition to maintaining such director’s and officer’s liability insurance, First Community agrees to use its reasonable best efforts to purchase, at a price reasonably acceptable to First Community, at or prior to the Effective Time a “tail” insurance policy for a period of six years, underwritten by an insurance company reasonably acceptable to First Community, with respect to actions and omissions of the Indemnified Persons occurring on or prior to the Effective Time.  This Section 5.15 shall survive the Effective Time, is intended to benefit each Indemnified Person (each of whom shall be entitled to enforce this Section 5.15 against First Community and the Surviving Bank), and shall be binding on all successors and assigns of First Community and the Surviving Bank.
5.16    Further Assurances. On and after the Closing Date, each Party hereto shall give such reasonable further assurances to the other Parties hereto and, upon the reasonable request of another Party hereto, shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively consummate the Merger in accordance with the terms of this Agreement.
ARTICLE VI
EMPLOYEE BENEFIT MATTERS
6.1    Benefit Plans. Schedule 6.1 lists all of the employees of the Minority Bank (the “Employees”). First Community and the Minority Bank Board shall together review the Minority Bank Benefit Plans and the coverages provided thereunder. The Minority Bank Board shall cause the Minority Bank to terminate effective as of the Closing Date the Minority Bank Stock Incentive Plan and the 2012 Equity Incentive Plan.
6.2    No Rights or Remedies. Nothing in this Article shall confer upon any employee of any Party or his or her legal representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO
OBLIGATIONS OF FIRST COMMUNITY AND THE INTERIM BANK
Unless the conditions are waived by First Community or the Interim Bank, as applicable, all obligations of First Community or the Interim Bank, as applicable, under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:
7.1    Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article III of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article III that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date. The Minority Bank shall have performed in all material respects all agreements herein required to be performed by the Minority Bank on or before the Closing.
7.2    Closing Certificate. First Community shall have received a certificate of the Minority Bank signed by a senior executive officer of the Minority Bank, dated as of the Closing Date, certifying in such detail as First Community may reasonably request, as to the fulfillment of the conditions set forth in Section 7.1.
7.3    Regulatory and Other Approvals. First Community and the Interim Bank shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.
7.4    Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the stockholders of the Minority Bank in accordance with the Minority Bank’s charter, by-laws and the Illinois Banking Act. The holders of not more than 5% of the shares of Minority Bank Common Stock shall have given written demand for dissenter’s rights in accordance with the Illinois Banking Act.
7.5    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of First Community Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or threatened in writing.
7.6    No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that First Community believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that the Minority Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on the Minority Bank.
7.7    Employment Agreement. The employment agreement by and between Donn Domico and the Minority Bank, dated as of December 20, 2011, shall be terminated as of Closing and Donn Domico and the bank that survives the mergers contemplated by this Agreement and the Other Merger Agreements shall have entered into an amended and restated employment agreement and in a form substantially similar to Exhibit E, with such changes as mutually agreed to by the parties to such agreements on or prior to the mailing of the Proxy Statement/Prospectus.
7.8    Opinion of Counsel. First Community shall have received the opinion of Vedder Price P.C., counsel for the Minority Bank, dated as of the Closing Date, and in a form substantially similar to Exhibit F and reasonably satisfactory to First Community and its counsel.
7.9    No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of the Minority Bank shall have been conducted in the Ordinary Course of Business, in all respects consistent with prudent banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on the Minority Bank.
7.10    Consents. The Minority Bank shall have obtained or caused to be obtained all written consents under those Material Contracts set forth on Schedule 3.5.
7.11    Offering. At or prior to Closing, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory, capital and other requirements.
7.12    Minimum Net Worth. The Minority Bank shall have delivered to First Community a balance sheet as of the Closing Date (the “Minority Bank Closing Balance Sheet”), prepared in conformity with past practices and policies of the Minority Bank and GAAP applied on a basis consistent with the preparation of the Minority Bank Financial Statements, which shall reflect that stockholders’ equity in the Minority Bank, adjusted to reflect the following adjustments, specifications and charges (which adjustments, specifications and charges are separate conditions hereunder and shall be made by the Minority Bank on or prior to the Closing Date), shall be equal to or greater than the sum of $11,076,000 (the “Minority Bank Minimum Net Worth”):
(a)    the Minority Bank Closing Balance Sheet shall reflect accruals for, on an after-tax basis as appropriate, (i) any professional fees and expenses (including legal, investment banking and accounting fees) actually incurred by the Minority Bank in connection with this Agreement and the transactions contemplated hereby, and (ii) any change of control payments due to any officers, directors or employees under any change in control, deferred compensation, employment or other agreements with the Minority Bank as a result of the Merger, which shall be paid or accrued by the Minority Bank concurrently with the Closing; and
(b)    any changes in the “Other Comprehensive Income” account recorded as equity after June 30, 2012 and any costs associated with the treatment of the Minority Bank RSUs under the 2012 Equity Incentive Plan pursuant to Section 1.4(b) shall be disregarded for purposes of determining the Minority Bank Minimum Net Worth.
7.13    Simultaneous Merger Transactions. Each of the conditions to the transactions contemplated by the Other Merger Agreements shall have been satisfied or shall be capable of being satisfied concurrent with the Closing.
7.14    Other Documents. First Community and the Interim Bank shall have received at the Closing such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by the Minority Bank with the terms and conditions of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE MINORITY BANK
Unless the conditions are waived by the Minority Bank, all obligations of the Minority Bank under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:
8.1    Representations and Warranties; Performance of Agreements. Each of the representations and warranties contained in Article IV of this Agreement that are qualified by materiality shall be true and correct in all respects as of the Closing Date, and each of the representations and warranties contained in Article IV that are not qualified by materiality shall be true and correct in all material respects, except to the extent such representations and warranties speak as of an earlier date, in which case they shall be tested as of such earlier date. First Community shall have performed in all material respects all agreements herein required to be performed by First Community on or before the Closing.
8.2    Closing Certificates. The Minority Bank shall have received a certificate signed by a senior executive officer of First Community dated as of the Closing Date, certifying in such detail as the Minority Bank may reasonably request, as to the fulfillment of the conditions set forth in Section 8.1.

8.3    Regulatory and Other Approvals. First Community and the Interim Bank shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.
8.4    Approval of Merger and Delivery of Agreement. This Agreement and the Merger shall have been approved by the stockholders of the Minority Bank in accordance with the Minority Bank’s charter, by-laws and the Illinois Banking Act.
8.5    Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of First Community Common Stock to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.
8.6    No Litigation. No suit or other action shall have been instituted or threatened in writing seeking to enjoin the consummation of the Merger or to obtain other relief in connection with this Agreement or the transactions contemplated herein that the Minority Bank believes, in good faith and with the written advice of outside counsel, makes it undesirable or inadvisable to consummate the Merger by reason of the probability that the proceeding would result in the issuance of an order enjoining the Merger or in a determination that First Community or the Interim Bank has failed to comply with applicable legal requirements of a material nature in connection with the Merger or actions preparatory thereto or would have a Material Adverse Effect on First Community.
8.7    Opinions of Counsel.
(a)    The Minority Bank shall have received the opinion of Schiff Hardin LLP, special counsel for First Community, dated as of the Closing Date, and in a form substantially similar to Exhibit G and reasonably satisfactory to the Minority Bank and its counsel.
(b)    The Minority Bank shall have received the opinion of Vedder Price P.C., counsel for the Minority Bank, dated as of the Closing Date, to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, that the Minority Bank, First Community and the Interim Bank will each be a party to such reorganization within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by the holders of shares of Minority Bank Common Stock or Minority Bank Preferred Stock upon the receipt of shares of First Community Common Stock in exchange for their shares of Minority Bank Common Stock or Minority Bank Preferred Stock, except to the extent of any cash received in lieu of a fractional share of First Community Common Stock. Such opinion shall be based on customary assumptions and such representations as Vedder Price P.C. may reasonable request of the Parties, and each Party will cooperate to make and certify the accuracy of such representations.
8.8    No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of First Community Bank and the Wholly Owned Bank shall have been conducted in the Ordinary Course of Business, in all respects consistent with present banking practices, and there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement that would have a Material Adverse Effect on First Community or the Wholly Owned Bank.

8.9    Offering. At or prior to Closing, First Community shall have completed an offering of its securities in an amount and form acceptable to First Community in light of its regulatory, capital and other requirements.
8.10    Minimum Net Worth. The Wholly Owned Bank shall have delivered to the Minority Bank a balance sheet as of the Closing Date (the “Wholly Owned Bank Closing Balance Sheet”), prepared in conformity with past practices and policies of the Wholly Owned Bank and GAAP applied on a basis consistent with the preparation of the Wholly Owned Bank Financial Statements, which shall reflect that stockholders’ equity in the Wholly Owned Bank, adjusted to reflect the following adjustments, specifications and charges (which adjustments, specifications and charges are separate conditions hereunder and shall be made by the Wholly Owned Bank on or prior to the Closing Date), shall be equal to or greater than the sum of $40,973,000, (the “Wholly Owned Bank Minimum Net Worth”):
(a)    the Wholly Owned Bank Closing Balance Sheet shall reflect accruals for, on an after-tax basis as appropriate, (i) any professional fees and expenses (including legal, investment banking and accounting fees) actually incurred by the Wholly Owned Bank in connection with this Agreement and the transactions contemplated hereby, and (ii) any change of control payments due to any officers, directors or employees under any change in control, deferred compensation, employment or other agreements with the Wholly Owned Bank as a result of the Merger, which shall be paid or accrued by the Wholly Owned Bank concurrently with the Closing; and
(b)    any changes in the “Other Comprehensive Income” account recorded as equity after June 30, 2012 shall be disregarded for purposes of determining the Wholly Owned Bank Minimum Net Worth.
8.11    Simultaneous Merger Transactions. Each of the conditions to the transactions contemplated by the Other Merger Agreements shall have been satisfied or shall be capable of being satisfied concurrent with the Closing.
8.12    Other Documents. The Minority Bank shall have received at the Closing all such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by First Community with the terms and conditions of this Agreement.

ARTICLE IX
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
9.1     Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for those covenants or agreements contained herein which by their terms apply in whole or in part after the Effective Time.
ARTICLE X
TRANSITIONAL MATTERS
10.1    Notification to Customers and Transitional Matters.

(a)    On and after the date hereof through the Closing Date, the Parties shall make reasonable efforts to work together on all operational and transitional matters related to the merger of the Minority Bank and the Interim Bank’s operations on the Closing Date.
(b)    On such date as the parties may agree, or in the absence of such an agreement on the date which is 30 days (or if such date shall not be a business day, the next preceding business day) prior to the expected Closing Date, the Minority Bank and First Community will notify all customers of the Minority Bank of the pending Merger. This notice will be in a form acceptable to the Parties and in compliance with all federal regulations. The Minority Bank and First Community hereby acknowledge and agree that the notices and other communications to Minority Bank customers contemplated hereby will include information concerning any plans First Community may have, after the Closing Date, to change the terms and conditions with regard to the deposits, and First Community and the Minority Bank will agree as to the description of any such changes included in any such notices or communications prior to their distribution to the Minority Bank customers. The cost of such notice shall be borne by First Community. The Minority Bank will cooperate with First Community in providing such other notices to the Minority Bank customers as First Community may reasonably request. In addition, First Community may, at its own expense, after the date on which all regulatory or other approvals contemplated by this Agreement have been received by the appropriate parties or earlier with the written consent of the Minority Bank, communicate with and deliver information, brochures, bulletins, press releases and other communications to the Minority Bank’s customers concerning the transactions contemplated by this Agreement and concerning the business and operations of the Surviving Bank; provided, however, that all such communications shall be subject to the approval by the Minority Bank, which shall not be unreasonably withheld. In addition, the Minority Bank may provide notices to its customers after the date of this Agreement until the Closing related to the transactions contemplated herein; provided, that the Minority Bank shall first provide First Community with a copy of such proposed notice for approval prior to sending such notice to the customers of the Minority Bank (First Community shall not unreasonably withhold or delay its approval of such notices).
ARTICLE XI
GENERAL
11.1    Expenses. Except as otherwise provided in this Section 11.1, all costs and expenses incurred in the consummation of this transaction, including any brokers’ or finders’ fees, shall be paid by the Party incurring such cost or expense. Each of First Community and the Minority Bank shall bear and pay one-half of the costs and expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus, excluding legal and accounting fees and expenses related thereto which shall be borne and paid by the Party incurring such fees and expenses. Registration Statement filing fees to be paid to the Commission shall be borne and paid by First Community. All costs and expenses reasonably estimated to have been incurred by the Minority Bank shall be either paid or accrued for on or prior to the Closing Date. Whether or not the Merger provided for herein is approved, First Community and the Minority Bank will pay the expenses of examination by the IDFPR and the FDIC.
11.2    Termination. This Agreement may be terminated:
(a)    at any time by written agreement among First Community and the Minority Bank;
(b)    by either First Community, on the one hand, or the Minority Bank, on the other hand, if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its material obligations under this Agreement) by March

31, 2013, or such later date agreed to by the Parties, provided, however, that such termination date shall automatically be extended until May 31, 2013, if the sole impediment to Closing is a delay in either (i) the determination of the effectiveness of the Registration Statement or (ii) the FDIC’s and IDFPR’s approval of the Merger Application;
(c)    by First Community by written notice to the Minority Bank, if (i) any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of First Community to comply with its obligations under this Agreement); and (ii) First Community has not waived such condition on or before the Closing Date; or
(d)    by the Minority Bank by written notice to First Community if (i) any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Minority Bank to comply with its obligations under this Agreement); and (ii) the Minority Bank has not waived such condition on or before the Closing Date.
Any termination of this Agreement shall not affect any rights accrued prior to such termination.
11.3    Confidential Information. First Community and the Minority Bank each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each such Party will keep in strict confidence and return all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of each other Party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or governmental or regulatory authorities.
11.4    Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding the foregoing, First Community and the Interim Bank may assign their respective rights hereunder to another wholly owned subsidiary of First Community. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.
11.5    Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third business day after being deposited in the United States mail, registered or certified mail (return receipt requested), or (c) the first business day after being deposited with Federal Express or any other recognized national overnight courier service, in each case addressed as follows:

(i)	If to the Minority Bank, addressed to:

First Community Bank of Plainfield
14150 U.S. 30
Plainfield, Illinois 60544
Attention: President

with a copy to:

Vedder Price P.C.
222 N. LaSalle Street, Suite 2600
Chicago, Illinois 60601
Attention: Daniel C. McKay, II

(ii)    If to First Community or the Interim Bank, addressed to:
First Community Financial Partners, Inc.
2801 Black Road
Joliet, Illinois 60435
Attention: President

with a copy to:
Schiff Hardin LLP
233 S. Wacker, Suite 6600
Chicago, Illinois 60606
Attention: Christopher Zinski

11.6    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.
11.7    Knowledge. References in this Agreement to the “knowledge” of a party shall mean, with respect to a natural person, the actual knowledge of such person after reasonable investigation and with respect to (i) the Minority Bank, the actual knowledge of the president, chief financial officer and chief credit officer of the Minority Bank after reasonable investigation and (ii) First Community, the actual knowledge of the chief executive officer and the chief financial officer of First Community after reasonable investigation.
11.8    Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” “Person” means any individual, firm, corporation (including not-for-profit), partnership (whether general or limited), joint venture, association, limited liability company, joint-stock company, estate, trust, unincorporated organization, or any other entity or organization of any kind or nature, or any Governmental Authority, officer, department, commission, board, bureau or instrumentality thereof. The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations, partnerships and other entities and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
11.9    Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the parties hereto. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.
11.10    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof.
11.11    Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under applicable laws and public policies of the State of Illinois that govern enforceability.

** Signature Page Follows **

IN WITNESS WHEREOF, First Community, the Interim Bank and the Minority Bank have each executed this Agreement and Plan of Merger as of the day and year first written above.
FIRST COMMUNITY FINANCIAL PARTNERS,     INC.

By: /s/ Patrick J. Roe
Name:    Patrick J. Roe
Title:    President

INTERIM FIRST COMMUNITY BANK OF PLAINFIELD

By: First Community Financial Partners, Inc., its organizer pursuant to Section 13.5 of the Illinois Banking Act

By: /s/ Patrick J. Roe
Name:    Patrick J. Roe
Title:    President

FIRST COMMUNITY BANK OF PLAINFIELD

By: /s/ Donn P. Domico
Name:    Donn P. Domico
Title:    President and CEO

[Signature Page to Agreement and Plan of Merger]